PRELIMINARY OFFERING CIRCULAR

DATED August 28, 2020, revised February 5, 2021

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

Offering Circular

VV Markets LLC

2800 Patterson Ave Ste. 300

Richmond, VA, 23221

(804) 833-9774

http://vint.co

Date of This Offering Circular:

Subject to Completion, dated February 5, 2021

Termination Date of Offering: to be determined, see page 3 below, “Offering Period”

Securities Offered: Series LLC Membership Interests, see page 65 below, “Description of Interests”

	Price to Public	Discounts and Commissions	Proceeds to Issuer	Proceeds to Other Persons
Per Unit	$46.00		$46.00
Total Minimum	$46,000.00		$46,000.00
Total Maximum	$46,000.00		$46,000.00

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

See RISK FACTORS, below, including from pages 12 to 32

The approximate date of commencement of proposed sale to the public is upon qualification of this offering circular, estimated to be March 15, 2021

Issuer is circulating a preliminary offering circular and intends to rely on Rule 253(b).

The Company currently does not have a broker-dealer but may engage one at a future date. If the Company does engage a broker-dealer, this Offering Circular will be updated accordingly with the terms of the agreement between the broker-dealer and the Company.

No underwriter has been engaged in connection with the Offering. We intend to distribute the Series Interests and any other series of membership interests principally through the Vint Platform as described in greater detail under “Plan of Distribution and Subscription Procedure”.

i

ii

iii

VV Markets LLC, a Delaware Series Limited Liability Company (“we,” “us,” “our,” “VV Markets” or the “Company”) is offering (the “Offering”) Series membership interests in the Company (the “Series Interests”, the “Series” or the “Interests”) on a best efforts basis. Sale of the Interests will begin upon qualification of this Offering Circular to qualified purchasers (a purchaser of the Interests shall be deemed an “Investor” or “Interest Holder”). The initial closing (“Closing”) of the offering of the Series Interests will occur on the earliest to occur of (i) the date subscriptions for the Maximum Interests have been accepted or (ii) a date determined by the Manager (defined below) in its sole discretion, provided that subscriptions for the Minimum Series Interests have been accepted. If Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the U.S. Securities and Exchange Commission (the “Commission”) which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion. No securities are being offered by existing security-holders. This Offering is being conducted under Regulation A (17 CFR 230.251 et. seq.) and the information contained herein is being presented in Offering Circular format. The Company is not offering, and does not anticipate selling, Series Interests in any state where it is unlawful to do so. The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing escrow account with North Capital Private Securities and will not be commingled with the operating account of the Series, until, if and when there is a Closing with respect to that Investor. See “Plan of Distribution” and “Description of Securities Offered” for additional information.

Cautionary Statement Regarding Forward Looking Statements

The information contained in this Offering Circular includes some statements that are not historical and that are considered “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each series of the Company and the Vint Platform (defined below); and various other matters (including contingent liabilities and obligations and changes in accounting policies, standards and interpretations). These forward- looking statements express the Manager’s expectations, hopes, beliefs, and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. Neither the Company nor the Manager can guarantee future performance, or that future developments affecting the Company, the Manager or the Vint Platform will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward- looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the parties’ assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward- looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Offering Summary

The following summary is qualified in its entirety by the more detailed information appearing elsewhere herein and in the Exhibits hereto. You should read the entire Offering Circular and carefully consider, among other things, the matters set forth in the section captioned “Risk Factors.” You are encouraged to seek the advice of your attorney, tax consultant, and business advisor with respect to the legal, tax, and business aspects of an investment in the Interests. All references in this Offering Circular to “$” or “dollars” are to United States dollars.

The Company: The Company is VV Markets, LLC, a Delaware Series Limited Liability Company formed June 16th, 2020.

Overview: Investing in fine wine has serious barriers to entry such as the need for a large initial investment for proper diversification, storage challenges, logistical challenges, lack of industry expertise, and tremendous market inefficiencies. Today, those who are passionate about wine are limited to investing through a wine broker, hiring a wine manager, or self-directed investing. The current investment options do not address all of these challenges and barriers. The Company removes these challenges, allowing qualified investors to access the benefits of fine wine. The Company will allow investors to invest in fine wine collections comprised of wines produced all over the world. The primary fine wine regions include Bordeaux, Burgundy, Italy, Australia, USA, and some emerging market countries. The Company will work with industry leaders for each offering, to provide diversification in its wine collections. These industry experts may be a part of the advisory board, or may be outside consultants. Industry leaders may qualify as such by designations (sommelier), or by way of past experience in the industry. These experts will assist in the sourcing of different wines that comprise a collection. Unless a Collection has been specified to be a single vineyard collection, we will diversify across multiple different vineyards and vintages. By consulting with experts the Company attempts to acquire top of the line wines with strong future appreciation prospects. The Company handles logistics, storage, and insurance with reputable partners that have a long history of success in the industry. The Company aims to provide qualified investors the ability to invest in the best wines from all over the world.

Underlying Asset: The Series Asset will be a collection of wines. The wines include a variety of wine vintages. It is not anticipated that the Series would own any assets other than selected wines, plus cash reserves for storage, insurance, and other expenses related to each Series and amounts earned each Series.

Securities Offered: Investors will acquire membership interests of a Delaware Series LLC of the Company, which will hold each collection of wine assets. See the “Description of Interests” section for further details. The Interests will be non-voting except with respect to certain matters set forth in the Limited Liability Company Agreement of the Company (the “Operating Agreement”). The purchase of membership interests in Series of the Company is an investment only in that Series and not an investment in the Company as a whole.

Investors: Each investor must be a “qualified purchaser”. See “Plan of Distribution and Subscription Procedure - Investor Suitability Standards” for further details. The Manager may, in its sole discretion, decline to admit any prospective Investor, or accept only a portion of such Investor’s subscription, regardless of whether such person is a “qualified purchaser”. Furthermore, the Manager anticipates only accepting subscriptions from prospective Investors located in states where the Broker is registered.

Manager: VinVesto, Inc, a Delaware corporation is the manager of the Company and the Series Interests. VinVesto, Inc is developing a web-based (desktop & mobile) platform using proprietary and licensed technologies, called Vint (the Vint platform and any successor platform used by the Company for the offer and sale of interests, the “Vint Platform”) through which the Series Interests and other series interests are sold. The Manager will, together with its affiliates, own a minimum of 0.5% and up to a maximum of 19.99% of the Series upon the Closing of the Offering. The Manager will purchase 0.94% of the first series Offering, Series VV 0001.

However, the Manager may sell some or all of the Interests acquired pursuant to this Offering Statement from time to time after the Closing of this Offering. The sale of these shares by the Manager may occur in a secondary market. The Company does not intend to register the resale of shares held by the Manager on this offering statement.

Advisory Board: The Manager intends to assemble an expert network of advisors with experience in our industries (an “Advisory Board”) to assist the Manager in sourcing, validating, and managing fine wines. Such advisors will include industry leaders whom the Manager will qualify as experts by their designations (sommelier), or by their experience in the wine industry.

The industry experts who will be members of the Advisory Board are likely to change over time. All members of the Advisory Board will not be known until after qualification of the Form 1-A. As of the date of this Offering Circular, they include Ryan Vet and Miles Davis, as noted below in the section Members of the Advisory Board.

Broker: The Company has not engaged the services of a broker-dealer as of the date of this Offering Circular. At some time in the future, the Company may elect to engage such a broker-dealer and will update the Offering Circular, accordingly.

Minimum & Maximum Interest Purchase: The minimum subscription by an Investor is one (1) Interest in the Series and the maximum subscription by a qualified Investor is for Interests representing 10% of the total Interests in the Series, although such maximum thresholds may be waived by the Manager in its sole discretion. The Purchase Price will be payable in cash at the time of subscription.

Offering Size: The Company will define a minimum and a maximum number of Series Interests for each series, pursuant to this Offering (of which the Manager must own a minimum of 0.5% and may own a maximum of 19.99% at the Closing, but which the Manager may sell at any time after the Closing).

Escrow Agent: North Capital Private Securities

Escrow: The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing escrow account with the Escrow Agent and will not be commingled with the operating account of the Series, until if and when there is a Closing with respect to that Investor.

When the Escrow Agent has received instructions from the Manager or the Broker that the Offering will close and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the Series. Amounts paid to the Escrow Agent are categorized as Offering Expenses.

If the Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest. Any costs and expenses associated with a terminated offering will be borne by the Manager.

Offering Period: The Closing of the Offering will occur on the earliest to occur of (i) the date subscriptions for the Maximum Interests have been accepted and funded, or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Minimum Series Interests have been accepted. If the Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the Commission, which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion.

There will be a separate closing with respect to each offering. The closing of an offering will occur on the earliest to occur of (i) the date subscriptions for the maximum number of interests offered for a series have been accepted or (ii) a date determined by our manager in its sole discretion, provided that subscriptions for the minimum number of interests offered for a series have been accepted. If closing has not occurred, an offering shall be terminated upon (i) the date which is one year from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission, which period may be extended with respect to a particular series by an additional six months by our manager in its sole discretion, or (ii) any date on which our manager elects to terminate the offering for a particular series in its sole discretion, such date not to exceed the date which is 18 months from the date such offering circular or amendment thereof, as applicable, is qualified by the Commission. No securities are being offered by existing security-holders.

Additional Investors: The Manager and its affiliates must purchase a portion of the Interests (a minimum of 0.5% and up to a maximum of 19.99%) offered hereunder upon the Closing of the Offering. In addition, the Asset Seller may purchase a portion of the Interests. The Manager may sell its Interests pursuant to this Offering Statement from time to time after the Closing of this Offering.

Use of Proceeds: The proceeds received by the Series from the Offering will be applied in the following order of priority of payment:

Asset Cost of the Series : 1. The Asset Cost of the Series has the potential to be less than the average market value as determined by the manager. The average market value of the wines is determined by aggregating publicly available pricing data. The Company has worked with the Manager to source the wines comprising the Series. Upon completion of the offering, the Manager will acquire the wines from the Asset Sellers. The Company will acquire the wines at a value respective of the market value of the wines from the Manager. The Manager has based the market value on data sourced from online wine retailers, wine price aggregators, and fine wine exchanges. The Company is committed to raising enough to acquire the wine, and have enough in reserves for ongoing expected costs related to the Series including transportation, storage, insurance, and other costs.

The Company will typically acquire Underlying Assets through the following methods:

1. Upfront purchase - the Manager acquires an Underlying Asset from an Asset Seller prior to the launch of the Offering related to the Series 2. Purchase agreement - the Company enters into an agreement with the Manager to acquire an Underlying Asset. The Manager has identified and sourced the Underlying Asset and will sell the asset to the Company. 3. Purchase option agreement - the Company enters into a purchase option agreement with a wine broker, which gives the Company the right, but not the obligation, to acquire the Underlying Asset once sourced by the wine broker. 4. Direct sourcing - the company identifies a reputable wine broker, wholesaler, retailer, exchange, or merchant that currently holds the assets in Series in their inventory. Upon the closing of the offering, the Company will acquire the Underlying Assets from this network of Asset Sellers.

1.       Offering Expenses: These costs include actual legal, accounting, escrow, underwriting, filing and compliance costs incurred by the company in connection with the offering of a Series of Interests (and exclude ongoing costs described in Operating Expenses), as applicable, paid to legal advisors, brokerage (if the Company enlists the services of a broker-dealer), escrow, underwriters, printing and accounting firms, as the case may be.

1.       Acquisition Expenses: In general, these include costs associated with the evaluation, discovery, investigation of provenance, development and acquisition of a range of fine wine bottles and cases. In the case of the Series , these costs include transportation and pre-purchase inspection costs; and

1.       Sourcing Fee to the Manager: A sourcing fee of 0-15% of the aggregate purchase price of the relevant assets will be paid to the Manager as compensation for identifying and managing the acquisition of the Series assets. In general, the sourcing fee will be half of the difference between the offering amount and the calculated market value. This fee may increase if the offering is listed below the market value. The Manager reserves the right to adjust this fee to compensate Manager and other necessary contributors for the managing of the Series.

Operating Expenses: “Operating Expenses” are costs and expenses attributable to the activities of the Series (collectively, “Operating Expenses”) including:

o	costs incurred in managing the Underlying Asset, including, but not limited to storage, insurance, maintenance and transportation costs (other than transportation costs described in Acquisition Expenses);
o	costs incurred in preparing any reports and accounts of the Series, including any tax filings and any annual audit of the accounts of the Series (if applicable) or costs payable to any third party registrar or transfer agent and any reports to be filed with the Commission including periodic reports on Forms 1-K, 1-SA and 1-U;
o	any indemnification payments; and? any and all insurance premiums or expenses in connection with the Underlying Asset,
o	all custodial fees, costs and expenses in connection with the holding of an underlying asset;
o	the cost of the audit of the annual financial statements of our company or a series and the preparation of tax returns and circulation of reports to interest holders;
o	the costs of any other outside appraisers, valuation firms, accountants, attorneys or other experts or consultants engaged by our managing member in connection with the operations of our company or a series; and? any similar expenses that may be determined to be Operating Expenses, as determined by our managing member in its reasonable discretion. Certain of the Operating Expenses, including in particular storage and insurance costs, will be paid to the Manager, which will pay the providers.

DOMAINE
SERVING WINE COLLECTORS

Proposed 3
Domaine DC
4221 Connecticut Avenue, NW
Rear Access
Washington, DC 20008

Prepared For
VinVesto, Inc

January 19, 2021

Dear VinVesto, Inc:

Attached please find our proposal for services. If you agree with the enclosed scope and terms, please return a signed copy of the agreement at your earliest convenience.

As a family of companies, we are proud of our comprehensive offerings for wine collectors including consulting, storage and transportation. Our team of wine professionals helps collectors like yourself every day with a broad array of services including:

•Short and long term secure, temperature controlled storage
•Importation and overseas logistics
•Refrigerated domestic shipping with order consolidation from multiple vendors
•Cellar relocation
•Inspection and inventory of new or possible purchases
•Home cellar inventory and organization
•Appraisal and insurance consultation
•Representation when liquidating a bottle or a whole collection
•Sourcing acquisition
•Representation at auction for buyers including provenance and price research

If there are any additional ways that we can care for your collection, please do not hesitate to contact us.

Sincerely,

Matthew Graham
General Manager | DC
mgraham@domainestorage.com

DOMAINE
SERVING WINE COLLECTORS

Proposal Details

This 3 (this "**WSA**") by and between the undersigned customer (the "***Customer***") and Domaine DC, a Missouri limited liability company (the "***Company***"), sets forth the options selected by the Customer for the storage of the Customer's Wine at the Company's Location. This WSA is qualified by and includes the Company's applicable WSA General Terms and Conditions in effect at the time this WSA is executed by the Customer (the "***Terms and Conditions***"; together, this WSA and the Terms and Conditions are the "***Agreement***"). By its execution of this WSA, the Customer expressly acknowledges and agrees that it has been provided a copy of and has had the opportunity to review the Terms and Conditions, which are made a part of this Agreement. Capitalized terms set forth but not defined in this WSA shall have the meanings ascribed thereto in the Terms and Conditions.

Contract Term: 12 Months **Start Date: 12/17/2020** **End Date: 12/17/2021**

Description	Quantity	Unit Price	Unit of Measure	Extended Price
Annual Commercial Storage (1-49 Case Account)	28.00	$100.20	Locker per Contract Term	$2,805.60

Domaine shall: (i) receive the Customer's Wine free of charge; (ii) document the number of boxes received and the shipper; and (iii) provide the Customer access to the Company's lounge (as described in Section 5 of the Terms and Conditions), consolidated shipping services, local wine store pick-up, and such other services as are provided for in this Agreement or otherwise provided by the Company in its discretion.
The Initial Term shall be one year, commencing on the Effective Date. The Customer shall pay the applicable One-Year Storage Charge(s) owed for the Initial Term upon execution of this Agreement. Please refer to the Terms and Conditions for the full scope of the term.

Wine Insurance: Up to $50,000.00	$42,000.00	$0.75	per $100	$315.00

The Customer agrees to purchase specific wine coverage through Domaine. The estimated value of the Customer's Wine is to be based upon a reasonable valuation provided to the Company by the Customer; provided, that if the Customer does not provide such valuation, the estimated value shall be determined by the Company through a third-party valuation service. The estimated value of the Customer's Wine shall be established at the beginning of each year of the term of the Agreement, and the premium due shall be based upon such value, with no refunds in the event of a decrease in value during the course of the year. Our comprehensive wine insurance policy covers: traditional risk perils (fire, theft, wind, and flood), accidental droppage, extremes of temperature due to breakdown of control units, unauthorized consumption, and label damage. The policy also covers wine in transit, domestically or internationally, up to $1,000,000.00 per vessel when either 1) it is transported in a Domaine vehicle; OR 2) Domaine is otherwise responsible for the shipment.
Shipping deductibles are as follows: $2,500.00 per occurrence on domestic & international shipping.

* Sales tax will be applied to certain charges as required by state law.

Total	$3,120.60

2 | domainestorage.com

DOMAINE
SERVING WINE COLLECTORS

GENERAL PROVISIONS

(a) Effective Date. This Agreement shall become effective as of the date set forth below.

(b) Notices. All notices, consents, requests, demands and other communications hereunder are to be in writing, and are deemed to have been duly given or made, as applicable: (i) when delivered in person; (ii) three days after deposited in the United States mail, first class postage prepaid; (iii) in the case of overnight courier services, one business day after delivery to the overnight courier service with payment provided; or (iv) in the case of electronic transmission such as e-mail, when sent; in the case of the Company, to the address of the Location, "attn.: Customer Notice", and in the case of the Customer, to the address set forth on the signature page to this WSA, unless either party hereunder provides written notice to the other of a change to its notice address as set forth in this paragraph. By its execution hereof, the Customer expressly consents to notice via the e-mail address set forth on the signature page.

(c) Entire Agreement; Survival. This Agreement (including the Terms and Conditions, which are hereby incorporated by reference into and made a part of this Agreement) constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous statements, representations, warranties, actions, omissions, arrangements, understandings or other agreements of the parties in connection therewith. In the event of any conflict between this WSA and the Terms and Conditions, the Terms and Conditions shall govern.

BY ITS EXECUTION OF THIS WSA, THE CUSTOMER EXPRESSLY ACKNOWLEDGES ITS RECEIPT AND REVIEW OF THE TERMS AND CONDITIONS WHICH GOVERN THIS AGREEMENT AND ACCEPTS THE TERMS THEREOF, AS APPLICABLE, IN THEIR ENTIRETY. THE CUSTOMER FURTHER ACKNOWLEDGES THAT THE TERMS AND CONDITIONS SET FORTH BINDING PROVISIONS BETWEEN THE CUSTOMER AND THE COMPANY REGARDING THIS AGREEMENT, INCLUDING PROVISIONS RELATING TO CLAIM WAIVERS, LIABILITY LIMITATION, SUBROGATION AND LIEN RIGHTS IN THE CUSTOMER'S WINE, AS WELL AS INDEMNITY OBLIGATIONS AND OTHER CONDITIONS AND AGREEMENTS WHICH WILL AFFECT THE CUSTOMER'S RIGHTS UNDER THIS AGREEMENT AND WITH RESPECT TO ANY OF THE CUSTOMER'S WINE THAT IS THE SUBJECT OF THIS WSA.

IN WITNESS WHEREOF, the undersigned Customer hereby executes this WSA, accepts the Terms and Conditions, and agrees to be bound under this Agreement as of the following date: January 19, 2021.

VinVesto, Inc

Signature: ______________________

Name: VinVesto, Inc

Title: ______________________

Date: ______________________

3 | domainestorage.com

DOMAINE
SERVING WINE COLLECTORS

INVOICE

REMIT TO ADDRESS:
3300 Samuel Shepard Drive
St Louis, Missouri 63103
T (314) 667-5328
ar@domainestorage.com

BILL TO:
VinVesto, Inc,

Date 12/17/2020
INVOICE # INV-00802-DC
FEIN# 30-0708648

DUE UPON RECEIPT

TERM START 12/17/2020 **TERM END** 12/17/2021

DESCRIPTION	UNIT	QTY	PRICE	EXTENDED PRICE
Annual Commercial Storage (1-49 Case Account)	Box per Contract Term	28	97.80	$2,738.40
Wine Insurance: Up to $50,000.00	Per Dollar of Value	42,000	0.0075	$315.00
			SUBTOTAL	**$3,053.40**
			Sales Tax	**$0.00**
			TOTAL	**$3,053.40**
			Payments/Credit	**0.00**
			Balance Due	**$3,053.40**

`

DOMAINE DC 4221 CONNECTICUT AVENUE NW, REAR ACCESS WASHINGTON, DC 20008

The Company’s planned use of proceeds for the first series is summarized here:

Use of Proceeds	Dollar Amount	Percentage of Gross Cash Proceeds
Cash Portion of the VV-0001 Asset Cost (1)	$42,000	91.3%
Interest Issued to the Asset Seller as part of total consideration (1)	$440	1.0%
Cash on Series Balance Sheet	$0	0.0%
Brokerage Fee	$0	0.0%
Offering Expenses	$0	0.0%
Acquisition Expenses (2)	$0	0.0%
Accrued Interest	$0	0.0%
Transportation Costs	$0	0.0%
Storage and Maintenance Costs	$1,000	2.2%
Insurance Costs	$250	0.5%
Sourcing Fee	$2,310	5.0%
Total Fees and Expenses	$4,000	8.7%
Total Proceeds	$46,000	100%

The total amount of fees and expenses paid to the manager are $4,000. These fees and expenses are paid to the Manager, who pays the storage and insurance fees to the third party partners. The sourcing fee of $2,310 is compensation to the Manager for its efforts in asset identification and sourcing. This sourcing fee may also be used by the Manager to cover additional expenses related to the Series.

Further Issuance of Interests: A further issuance of Interests of the Series may be made in the event the Operating Expenses exceed the income generated from the Underlying Asset and any cash reserves and the Company does not take out sufficient amounts under the Operating Expenses Reimbursement Obligation to pay such excess Operating Expenses, nor does the Manager pay such amounts and does not seek reimbursement.

Series Manager: VV Markets LLC has delegated responsibility and authority for making investment decisions to VinVesto, Inc. (which is both the “Manager” and the “Series Manager”) for each Series Underlying Assets, pursuant to a Management Services Agreement dated July 15, 2020.

Free Cash Flow: We do not anticipate our assets to generate free cash flow, as we do not have a plan to monetize our assets, beyond capital appreciation.

Distribution Rights: We do not intend to generate any free cash flow from our assets.

Timing of Distributions: We do not intend to generate any free cash flow from our assets.

Distribution upon Liquidation

Upon the occurrence of a liquidation event relating to our company as a whole or any series, our manager (or a liquidator selected by our manager) is charged with winding up the affairs of the series or our company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a series or our company as a whole, as applicable, the underlying assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors, (ii) second, to any creditors that are our manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation), and thereafter, (iii) first, 100% to the interest holders of the relevant series of interests, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers and which distribution within a series will be made consistent with any preferences which exist within such series) until the interest holders receive back 100% of their capital contribution See “Securities Being Offered-Liquidation Rights.”

The Series is composed of a wide variety of fine wines. The Company may receive advantageous offers on parts of the Underlying Collection. If the Company sells part of the Underlying Collection the cash generated will be held on the balance sheet of the Series. Upon the end of the fiscal year, the Company will distribute the cash generated from sales of sections of the Underlying Collection. Interest holders will receive a cash distribution equal to their pro-rata share of the assets in the Underlying Collection that was sold.

Fiduciary Duties: The Manager may not be liable to the Company, any series or the Investors for errors in judgment or other acts or omissions not amounting to willful misconduct or gross negligence, since provision has been made in the Operating Agreement for exculpation of the Manager. Therefore, Investors have a more limited right of action than they would have absent the limitation in the Operating Agreement.

Indemnification: None of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company or any series in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, the Series, or any Members for any act or omission taken by the Indemnified Parties in connection with the business of the Company or a Series of Interests that has not been determined in a final, non- appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. The Company or, where relevant, the Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence. Unless attributable to a specific Series of Interests or a specific Underlying Asset, the costs of meeting any indemnification will be allocated pro rata across each of Series of Interests based on the value of each Underlying Asset.

Transfers: The Manager may refuse a transfer by an Interest Holder of its Interest(s) if such transfer would result in (a) there being more than 1,000 beneficial owners in the Series, (b) the assets of the Series being deemed “plan assets” for purposes of ERISA, (c) such Interest Holder holding in excess of 50% of the Series, (d) result in a change of U.S. federal income tax treatment of the Company and/or the Series, or (e) the Company, the Series of Interests or the Manager being subject to additional regulatory requirements. Furthermore, as the Interests are not registered under the Securities Act of 1933, as amended (the “Securities Act”), transfers of Interests may only be effected pursuant to exemptions under the Securities Act and permitted by applicable state securities laws. See “Description of Interests- Transfer Restrictions” for more information.

Governing Law: The Company and the Operating Agreement will be governed by Delaware law and any dispute in relation to the Company and the Operating Agreement is subject to the exclusive jurisdiction of the state and federal courts located in the City of Richmond, Virginia. If an Interest Holder were to bring a claim against the Company or the Manager pursuant to the Operating Agreement, it would be required to do so in the City of Richmond, Virginia. Federal and state courts in Virginia routinely apply the laws of other states and adjudicate matters involving Delaware entities, and the Company does not anticipate that any claimant would receive a different result due to this choice of venue.

By purchasing Interests, Subscribers are bound by the dispute resolution provisions contained in our Operating Agreement which limits your ability to bring class action lawsuits or seek remedy on a class basis. The dispute resolution process provisions do not apply to claims under the federal securities laws. By agreeing to the dispute resolution process, including mandatory arbitration, investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Risk Factors

The Interests offered hereby are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. There can be no assurance that the Company’s investment objectives will be achieved or that a secondary market would ever develop for the Interests, whether via the Vint Platform, via third party registered broker-dealers or otherwise. The risks described in this section should not be considered an exhaustive list of the risks that prospective Investors should consider before investing in the Interests. Prospective Investors should obtain their own legal and tax advice prior to making an investment in the Interests and should be aware that an investment in the Interests may be exposed to other risks of an exceptional nature from time to time. The following considerations are among those that should be carefully evaluated before making an investment in the Interests.

Risks Related to the Structure, Operation and Performance of our Company

An investment in the Offering constitutes only an investment in the Series and not in the Company or the Underlying Asset.

A purchase of Interests in the Series does not constitute an investment in either the Company or the Underlying Asset directly. This results in limited voting rights of the Investor, which are solely related to the Series. Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the interests and removal of the Manager for “cause”. The Manager and the Series Manager thus retain significant control over the management of the Company and the Underlying Asset. Furthermore, because the Interests in the Series do not constitute an investment in the Company as a whole, holders of the Interests in the Series will not receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series of Interest. In addition, the economic interest of a holder in the Series will not be identical to owning a direct undivided interest in the underlying Series Asset because, among other things, the Series will be required to pay corporate taxes before distributions are made to the holders, and the Series Manager will receive a fee in respect of its management of the Series Asset.

An Investor in an Offering will acquire an ownership Interest in the Series of Interests related to that Offering and not, for the avoidance of doubt, in (i) the Company, (ii) any other Series of Interests, (iii) the Manager, (iv) the Asset Manager, (v) the Platform or (vi) directly in the Underlying Asset associated with the Series or any Underlying Asset owned by any other Series of Interests. This results in limited voting rights of the Investor, which are solely related to a particular Series, and are further limited by the Operating Agreement of the Company, described further herein. Investors will have voting rights only with respect to certain matters, primarily relating to amendments to the Operating Agreement that would adversely change the rights of the Interest Holders and removal of the Manager for “cause.” The Manager thus retains significant control over the management of the Company and each Series and the Asset Manager thus retains significant control over the Underlying Assets. Furthermore, because the Interests in a Series do not constitute an investment in the Company as a whole, holders of the Interests in a Series are not expected to receive any economic benefit from, or be subject to the liabilities of, the assets of any other Series. In addition, the economic Interest of a holder in a Series will not be identical to owning a direct undivided Interest in an Underlying Asset because, among other things, a Series will be required to pay corporate taxes before distributions are made to the holders, and the Asset Manager will receive a fee in respect of its management of the Underlying Asset. The Operating Agreement of the Company limits the forum and manner for the resolution of disputes. These limitations do not apply to any matters regarding compliance with federal securities laws. For other matters, the Operating Agreement provides for mandatory arbitration of claims, forum for arbitration or for litigation of non-arbitrable claim in the area of Richmond, Virginia, and the waiver of right to a jury trial. To the extent that this forum for disputes is remote to an investor or related claimant, such remoteness might increase the cost of bringing such a claim, discourage claims, or limit investors’ ability to bring a claim in a forum that such investors find favorable. The Operating Agreement also contains provisions for indemnification by an investor who becomes a member of the Company or any series LLC, so that such members will be liable to the Company and other members for any illegal actions or breaches of Company-related agreements by each such member. These provisions are believed by the Company to be enforceable under state and federal laws, and they will define the manner, forum, and potential liabilities of the Company, members, and investors. In the event that a secondary market is available for the sale of assets or the interests of the Company’s investors and members, purchasers of interests in such secondary markets would be subject to such provisions as well.

The COVID-19 outbreak may have a material adverse impact on our results of operations. In December 2019, a novel strain of coronavirus, referred to as COVID-19, was reported in Wuhan, China. COVID-19 has since spread to other countries, including the United States, and was declared a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified, and the United States and countries in Europe and Asia have implemented severe travel and social restrictions, including social distancing and “shelter-in-place” orders. The impacts of the outbreak are unknown and rapidly evolving. The COVID-19 outbreak, or public perception of the outbreak, could adversely affect the value of the underlying assets and the financial condition of our investors or prospective investors, resulting in reduced demand for our offerings and alternative asset classes generally. The continued spread of COVID-19 has also led to severe disruption and volatility in the global financial markets, which could increase our cost of capital and adversely affect our liquidity and ability to access capital markets in the future. The continued spread of COVID-19 has caused an economic slowdown and may cause a recession or other unpredictable events, each of which could adversely affect our business, results of operations or financial condition. The pandemic has had, and could have a significantly greater, material adverse effect on the United States economy as a whole and in our industry in particular. If the spread of COVID-19 cannot be slowed and, ideally, contained, our business operations could be further delayed or interrupted. We expect that government and health authorities to announce new, or extend existing, restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any employee of our manager is suspected of having the virus, which could require quarantine of any such employees. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.The extent to which COVID-19 may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this offering circular, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic; the current financial, economic and capital markets environment; and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

Our company was recently formed, has no track record and no operating history from which you can evaluate our company or this investment. Our company was recently formed, has not generated any revenues and has no operating history upon which prospective investors may evaluate their performance. No guarantee can be given that our company or a series will achieve their investment objectives, the value of the underlying assets will increase or the underlying assets will be successfully monetized. There is currently no public trading market for our securities. There is currently no public trading market for our Interests, and an active market may not develop or be sustained. If an active public trading market for our securities does not develop or is not sustained, it may be difficult or impossible for you to resell your Interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your Interests.

Given our start-up nature, investors may not be interested in making an investment and we may not be able to raise all of the capital we seek, which this could have a material adverse effect upon our company and the value of your interests. Due to the start-up nature of our company, there can be no guarantee that we will reach our funding targets from potential investors. In the event we do not reach a funding target, we may not be able to achieve our investment objectives by acquiring additional underlying assets through the issuance of additional interests and monetizing them together with existing assets to generate distributions for investors. In addition, if we are unable to raise funding for additional interests, this may impact investors already holding interests as they will not see the benefits which arise from economies of scale following the acquisition by other series of additional underlying assets and other monetization opportunities (e.g., hosting events with the collection of underlying assets).

There may be state law restrictions on an Investor’s ability to sell the Interests.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for broker-dealers and stock brokers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Interests. There may be significant state blue sky law restrictions on the ability of Investors to sell, and on purchasers to buy, our Interests. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification. Each state has its own securities laws, often called “Blue Sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration and (2) govern the reporting requirements for brokers and dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. Also, the broker or dealer must be registered in that state. We do not know whether our securities will be registered, or exempt, under the laws of any states. A determination regarding registration will be made by the broker-dealers, if any, who agree to serve as the market-makers for our Interests. There may be significant state Blue Sky law restrictions on the ability of Investors to sell, and on purchasers to buy, our Interests. In addition, Tier 2 of Regulation A limits qualified resales of our Interests to 30% of the aggregate Offering price of a particular Offering. Investors should consider the resale market for our securities to be limited. Investors may be unable to resell their securities, or they may be unable to resell them without the significant expense of state registration or qualification, or opinions to our satisfaction that no such registration or qualification is required.

The offering amounts will exceed the value of the underlying assets, and, if the underlying assets are sold before they appreciate or generate income, then investors will not receive the amount of their initial investment back. The size of an offering will exceed the purchase price of the related underlying asset as at the date of such offering (as the proceeds of the offering in excess of the purchase price of the underlying asset will be used to pay fees, costs and expenses incurred in making the offering and acquiring the underlying asset, as well as interest payments to our manager). If the underlying asset had to be sold and there had not been substantial appreciation of the underlying asset prior to such sale, there may not be sufficient proceeds from the sale of the underlying asset to repay investors the amount of their initial investment (after first paying off any liabilities on the underlying asset at the time of the sale, including, but not limited to, any outstanding Operating Expenses Reimbursement Obligation) or any additional profits in excess of this amount.

The size of each Offering will exceed the purchase price of the related Underlying Asset as at the date of such Offering (as the proceeds of the Offering in excess of the purchase price of the Underlying Asset will be used to pay fees, costs and expenses incurred in making the Offering and acquiring the Underlying Asset). If an Underlying Asset had to be sold and there has not been substantial appreciation of the value of the Underlying Asset prior to such sale, there may not be sufficient proceeds from the sale of the Underlying Asset to repay Investors the amount of their initial investment (after first paying off any liabilities on the Underlying Asset at the time of the sale including but not limited to any outstanding Operating Expenses Reimbursement Obligation) or any additional profits in excess of this amount. Lack of operating history. The Company and the Series of Interests were recently formed and have not generated any revenues and have no operating history upon which prospective Investors may evaluate their performance. No guarantee can be given that the Company and the Series of Interests will achieve their investment objectives, the value of the Underlying Asset will increase or the Underlying Asset will be successfully monetized. The Company and each Series were recently formed in June 17th, 2020 and have not generated any revenues and have no operating history upon which prospective Investors may evaluate their performance. No guarantee can be given that the Company or any Series will achieve their investment objectives, the value of any Underlying Asset will increase or that any Underlying Asset will be successfully monetized. Limited Investor appetite. Due to the start-up nature of the Company, there can be no guarantee that the Company will reach its funding target from potential Investors with respect to the Series Interests or future proposed Series of Interests. In the event the Company does not reach a funding target, it may not be able to achieve its investment objectives by acquiring additional Underlying Assets through the issuance of further Series of Interests and monetizing them together with the Series to generate distributions for Investors. In addition, if the Company is unable to raise funding for additional Series of Interests, this may impact any Investors already holding interests as they will not see the benefits which arise from economies of scale following the acquisition by other Series of Interests of additional Underlying Assets.

There are few businesses that have pursued a strategy or investment objective similar to ours, which may make it difficult for our company and interests to gain market acceptance. We believe that few other companies allow for crowd funded fine wine collections or propose to run a platform for crowd funding of interests in fine wines. Our company and our interests may not gain market acceptance from potential investors, potential asset sellers or service providers within the fine wine and spirts industry, including insurance companies, appraisers and strategic partners. This could result in an inability of our manager to operate the underlying assets profitably. This could impact the issuance of further interests and additional underlying assets being acquired by us. This would further inhibit market acceptance of our company, and, if we do not acquire any additional underlying assets, investors would not receive any benefits which arise from economies of scale.

Operating Expenses that are incurred after each closing will reduce potential distributions, if any, and the potential return on investment resulting from the appreciation of the underlying assets, if any. Operating Expenses incurred post-closing shall be the responsibility of the applicable series. However, if the Operating Expenses exceed the amount of revenues generated from the underlying assets related to such series, our manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the series, on which our manager may impose a reasonable rate of interest, and be entitled to Operating Expenses Reimbursement Obligations, and/or (c) cause additional interests of such series to be issued in order to cover such additional amounts. We intend to hold cash reserves to account for any additional operating expenses.

If there is an Operating Expenses Reimbursement Obligation, this reimbursable amount between related parties would be taken out of the excess cash on the balance sheet of the series and could reduce the amount of any future distributions payable to investors. If additional series interests are issued, this would dilute the current value of the interests held by existing investors and the amount of any future distributions payable to such existing investors.

Our success depends in large part upon our manager and its ability to execute our business plan. The successful operation of our company (and therefore, the success of each series) is in part dependent on the ability of our manager and asset manager to source, acquire and manage the underlying assets. As our manager has only been in existence since June 14th, 2019 and is an early-stage startup company, it has no significant operating history within the fine wine sector that would evidence its ability to source, acquire, manage and utilize the underlying assets. The success of our company (and therefore, each series) will be highly dependent on the expertise and performance of our manager and its team, its expert network and other investment professionals (which include third-party experts) to source, acquire and manage the underlying assets. There can be no assurance that these individuals will continue to be associated with our manager or asset manager. The loss of the services of one or more of these individuals could have a material adverse effect on the underlying assets, in particular, their ongoing management and use to support the investment of the holders of the series interests. Furthermore, the success of our company and the value of each series is dependent on there being critical mass from the market for the interests and also our ability to acquire a number of underlying assets in multiple series so that the investors can benefit from economies of scale which arise from holding more than one underlying asset. In the event that we are unable to source additional underlying assets due to, for example, competition for such underlying assets or lack of underlying assets available in the marketplace, then this could materially impact our success and our objectives of acquiring additional underlying assets through the issuance of further series interests and monetizing them together with existing assets through revenue-generating events and leasing opportunities.

If our series limited liability structure is not respected, then investors may have to share in any liabilities of our company with all investors and not just those who hold interests of the same series as them.

The Company is structured as a Delaware series limited liability company that issues different series interests for each underlying asset or group of underlying assets. Each series of interest will merely be a separate series and not a separate legal entity. Under the LLC Act, if certain conditions (as set forth in Section 18-215(b) of the LLC Act) are met, the liability of investors holding interests of one series is segregated from the liability of investors holding interest of another series, and the assets of one series are not available to satisfy the liabilities of other series. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. state or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation. If our series limited liability company structure is not respected, then investors may have to share any liabilities of our company with all investors and not just those who hold interests in the same series as them. Furthermore, while we intend to maintain separate and distinct records for each series and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of a series to the liabilities of another series. The consequence of this is that investors may have to bear higher than anticipated expenses which would adversely affect the value of their interests or the likelihood of any distributions being made by the series to the investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series should be applied to meet the liabilities of the other series or the liabilities of our company generally where the assets of such other series or of our company generally are insufficient to meet our liabilities. If any fees, costs and expenses of our company are not allocable to a specific series, they will be borne proportionately across all of the series. Although our manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of Business-Allocations of Expenses”), there may be situations where it is difficult to allocate fees, costs and expenses to a specific series, and therefore, there is a risk that a series may bear a proportion of the fees, costs and expenses for a service or product for which another series received a disproportionately high benefit.

The Vint Platform is highly technical and may be at risk of malfunctioning. The Vint Platform is a complex system with components and highly complex software, and our business is dependent upon our manager’s ability to prevent system interruptions to operation of the Vint Platform. The Vint Platform software may now, or in the future, contain undetected errors, bugs or vulnerabilities, which may only be discovered after the code has been released or may never be discovered. Problems with or limitations of the software, misconfigurations of the systems or unintended interactions between systems may cause downtime that would impact the availability of the Vint Platform. The Vint Platform relies on third-party datacenters for operation. If such datacenters fail, users of the Vint Platform may experience downtime. Any errors, bugs, vulnerabilities or sustained or repeated outages could reduce the attractiveness of the Vint Platform to investors, cause a negative experience for investors or result in negative publicity and unfavorable media coverage, damage to our reputation, loss of Vint Platform users, loss of revenue, liability for damages, regulatory inquiries or other proceedings, any of which could adversely affect our business and financial results.

Potential breach of the security measures of the Vint Platform could have a material adverse effect on our company, each series and the value of your investment. The highly automated nature of the Vint Platform through which potential investors acquire or transfer interests may make it an attractive target and potentially vulnerable to cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions. The Vint Platform processes certain confidential information about investors, asset sellers and the underlying assets. While we intend to take commercially reasonable measures to protect our confidential information and maintain appropriate cybersecurity, the security measures of the Vint Platform, our company, our manager or our service providers could be breached. Any accidental or willful security breaches or other unauthorized access to the Vint Platform could cause confidential information to be stolen and used for criminal purposes or have other harmful effects. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity, or loss of the proprietary nature of our manager’s and our company’s trade secrets. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in the Vint Platform software are exposed and exploited, the relationships between our company, investors, users and the asset sellers could be severely damaged, and our company or our manager could incur significant liability or have their attention significantly diverted from utilization of the underlying assets, which could have a material negative impact on the value of interests or the potential for distributions to be made on the interests. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we, the third-party hosting used by our platform and other third-party service providers may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause investors, the asset sellers or service providers within the industry, including insurance companies, to lose confidence in the effectiveness of the secure nature of our platform. Any security breach, whether actual or perceived, would harm our reputation and our platform, and we could lose investors and the asset sellers. This would impair our ability to achieve our objectives of acquiring additional underlying assets through the issuance of interests of further series and monetizing them together with existing assets through revenue-generating events and leasing opportunities.

Our manager may sell its interests post-closing, which may result in a reduction in value of your interests if there are too many series interests available and not enough demand for those interests. Our manager may arrange for some of the interests it holds in a specific series to be sold by a broker pursuant to a “10b5-1 trading plan.” Our manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our interests. There is a risk that a sale by our manager may result in too many interests being available for resale and the price of the relevant series interests decreasing as supply outweighs demand.

Non-compliance with regulations may result in the abrupt cessation of business operations, rescission of any contracts entered into, an early termination of any interests sold or, if we were deemed to be subject to the Investment Advisers Act, the liquidation and winding up of any interests sold. The Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and neither the Manager nor the Asset Manager is or will be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the Interests do not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. The Company, the Manager and the Asset Manager have taken the position that the Underlying Assets are not “securities” within the meaning of the Investment Company Act or the Investment Advisers Act, and thus the Company’s assets will consist of less than 40% investment securities under the Investment Company Act and the Manager and the Asset Manager are not and will not be advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If the Company were to be required to register under the Investment Company Act or the Manager or the Asset Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of each Series and the Manager and the Asset Manager may be forced to liquidate and wind up each Series of Interests or rescind the Offerings for any of the Series or the Offering for any other Series of Interests. The Company may not launch enough Series or have enough Underlying Assets to realize economies of scale. It is the intention of the Company to launch approximately 10 to 15 additional offerings in the next twelve months. It is the hope that through the scale of offerings, the Company may reduce Operating Expenses for each Series through economies of scale. However, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per Series through economies of scale.

Liability of Investors between Series of Interests. The Company is structured as a Delaware series limited liability company that issues different Series of Interests for each Underlying Asset. Each Series of Interests, including the Series Interest, will merely be a separate series and not a separate legal entity. Under the Delaware Limited Liability Company Act (the “LLC Act”), if certain conditions (as set forth in Section 18- 215(b) of the LLC Act) are met, the liability of Investors holding one Series of Interests is segregated from the liability of Investors holding another Series of Interests and the assets of one Series of Interests are not available to satisfy the liabilities of other Series of Interests. Although this limitation of liability is recognized by the courts of Delaware, there is no guarantee that if challenged in the courts of another U.S. State or a foreign jurisdiction, such courts will uphold a similar interpretation of Delaware corporation law, and in the past certain jurisdictions have not honored such interpretation. If the Company’s series limited liability company structure is not respected, then Investors may have to share any liabilities of the Company with all Investors and not just those who hold the same Series of Interests as them. Furthermore, while we intend to maintain separate and distinct records for each Series of Interests and account for them separately and otherwise meet the requirements of the LLC Act, it is possible a court could conclude that the methods used did not satisfy Section 18-215(b) of the LLC Act and thus potentially expose the assets of Series to the liabilities of another Series of Interests. The consequence of this is that Investors may have to bear higher than anticipated expenses which would adversely affect the value of their Interests or the likelihood of any distributions being made by the Series to the Investors. In addition, we are not aware of any court case that has tested the limitations on inter-series liability provided by Section 18-215(b) in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one Series of Interests should be applied to meet the liabilities of the other Series of Interests or the liabilities of the Company generally where the assets of such other Series of Interests or of the Company generally are insufficient to meet our liabilities.

If any fees, costs and expenses of the Company are not allocable to a specific Series of Interests, they will be borne proportionately across all of the Series of Interests. Although the Manager will allocate fees, costs and expenses acting reasonably and in accordance with its allocation policy (see “Description of the Business - Allocations of Expenses” section), there may be situations where it is difficult to allocate fees, costs and expenses to a specific Series of Interests and therefore, there is a risk that a Series of Interests may bear a proportion of the fees, costs and expenses for a service or product for which another Series of Interests received a disproportionately high benefit.

Use of broker to facilitate liquidity

The Manager may arrange for some of the Interests it holds in a specific Series of Interests to be sold by a broker pursuant to a “10b5-1 trading plan”. There is a risk that this may result in too many interests being available for resale and the price of the relevant Series of Interests decreasing as supply outweighs demand.

There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions. As a Tier 2 issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, could adversely affect our business. Our business could be subject to unpredictable and uncontrollable events, such as earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics or pandemics, such as the COVID-19 outbreak, and other natural or manmade disasters or business interruptions. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. The risk, or public perception of the risk, of a pandemic, or media coverage of infectious diseases, could adversely affect the value of the underlying assets and the financial condition of our investors or prospective investors, resulting in reduced demand for our offerings and alternative asset classes generally. Moreover, an epidemic, pandemic, outbreak or other public health crisis, such as COVID-19, could adversely affect employees of our manager, which serves as the asset manager and in which we rely to manage the logistics of our business. “Shelter-in-place” or other such orders by governmental entities could also disrupt our operations if employees of our manager who cannot perform their responsibilities from home are not able to report to work or carry out necessary actions related to the logistics of our business. Risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could also lead to the complete or partial closure of one or more of our facilities or the storage facility in which we lease space, which could prevent us from accessing the underlaying assets. Further, risks related to an epidemic, pandemic or other health crisis, such as COVID-19, could lead to complete or partial cessation of operations of our sourcing partners for the underlying assets.

Abuse of our advertising or social platforms may harm our reputation or user engagement. The Asset Manager provides content or posts ads about the Company and Series through various social media platforms that may be influenced by third parties. Our reputation or user engagement may be negatively affected by activity that is hostile or inappropriate to other people, by users impersonating other people or organizations, by disseminating information about us or to us that may be viewed as misleading or intended to manipulate the opinions of our users, or by the use of the Asset Manager’s products or services, including the Platform, that violates our terms of service or otherwise for objectionable or illegal ends. Preventing these actions may require us to make substantial investments in people and technology and these investments may not be successful, adversely affecting our business.

Risks Related to the Offering

We are offering our Interests pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make our Interests less attractive to Investors as compared to a traditional initial public offering. As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements which may make an investment in our Interests less attractive to Investors who are accustomed to enhanced disclosure and more frequent financial reporting. In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the Interests, we may be unable to raise the funds necessary to fund future offerings, which could impair our ability to develop a diversified portfolio of fine wine assets and create economies of scale, which may adversely affect the value of the Interests or the ability to make distributions to Investors.

As a Tier 2 issuer, we are subject to scaled disclosure and reporting requirements which may make an investment in our Interests less attractive to Investors who are accustomed to enhanced disclosure and more frequent financial reporting. The differences between disclosures for Tier 2 issuers versus those for emerging growth companies include, without limitation, only needing to file final semiannual reports as opposed to quarterly reports and far fewer circumstances where a current disclosure would be required. In addition, given the relative lack of regulatory precedent regarding the recent amendments to Regulation A, there is some regulatory uncertainty in regard to how the Commission or the individual state securities regulators will regulate both the offer and sale of our securities, as well as any ongoing compliance that we may be subject to. For example, a number of states have yet to determine the types of filings and amount of fees that are required for such an Offering. If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduces the attractiveness of the Interests, we may be unable to raise the funds necessary to fund future Offerings, which could impair our ability to develop a diversified portfolio of Underlying Assets and create economies of scale, which may adversely affect the value of the Interests or the ability to make distributions to Investors. There may be deficiencies with our internal controls that require improvements, and if we are unable to adequately evaluate internal controls, we may be subject to sanctions.

As a Tier 2 issuer, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any such report so long as we are a Tier 2 issuer. We are in the process of evaluating whether our internal control procedures are effective and therefore there is a greater likelihood of undiscovered errors in our internal controls or reported financial statements as compared to issuers that have conducted such evaluations.

Impact of non- compliance with regulations.

The Series of Interests is being sold by the Company. If a regulatory authority determines that the Manager, who is not a registered broker-dealer under the Exchange Act or any state securities laws, has itself engaged in brokerage activities, the Manager may need to stop operating and therefore, the Company will not have an entity managing the Underlying Asset. In addition, if the Manager is required to register as a ‘broker-dealer’, there is a risk that any Series of Interests offered and sold while the Manager was not registered may be subject to a right of rescission, which may result in the early termination of the Series of Interests. Furthermore, the Company is not registered and will not be registered as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”), and the Manager is not registered and will not be registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) and the Series Interests does not have the benefit of the protections of the Investment Company Act or the Investment Advisers Act. The Company and the Manager have taken the position that the Underlying Assets are not “securities” within the meaning of the of the Investment Company Act or the Investment Advisers Act, and thus the Company’s assets will comprise less than 40% investment securities under the Investment Company Act and the Manager is not advising with respect to securities under the Investment Advisers Act. This position, however, is based upon applicable case law that is inherently subject to judgments and interpretation. If the Company were to be required to register under the Investment Company Act or the Manager were to be required to register under the Investment Advisers Act, it could have a material and adverse impact on the results of operations and expenses of Series or any other Series of Interests and the Manager may be forced to liquidate and wind up Series or rescind the Offering of the Series Interests or the offering for any other Series of Interests.

Possible Changes in Federal Tax Laws. The Code is subject to change by Congress, and interpretations of the Code may be modified or affected by judicial decisions, by the Treasury Department through changes in regulations and by the Internal Revenue Service through its audit policy, announcements, and published and private rulings. Although significant changes to the tax laws historically have been given prospective application, no assurance can be given that any changes made in the tax law affecting an investment in any series of interest of the Company would be limited to prospective effect. Accordingly, the ultimate effect on an Investor’s tax situation may be governed by laws, regulations or interpretations of laws or regulations which have not yet been proposed, passed or made, as the case may be.

Risks Specific to the Fine Wine Industry

Potential Negative Changes within the Fine Wine Industry

The fine wine industry is subject to various risks including, but not limited to, changes in tax rates, changes in tariffs, changes in consumer preferences, emergence of new wine regions, and changes in weather patterns. Future developments that may impact tax rates, tariffs, consumer preferences, and regional performance are uncertain and may impact to value of the Underlying Collection.

The fine wine industry is characterized by stability, however there have been periods of asset price dislocation to both the upside and the downside. The 2008 Financial Crisis resulted in one of the weakest En Primuer offerings in history. Investors were able to acquire world class wines at a discount to their fair market value. On the upside case, the increase in Chinese demand in the mid 2010’s led to a bubble in wines from the Burgundy region, thereby causing a detachment in asset price and actual market value.

Other risks in the industry include, but are not limited to economic downturns, liquidity across the market, availability in the market of desirable Fine Wines

The Manager and the Company have both received their Federal Basic Permit from the Alcohol and Tobacco Tax and Trade Bureau (TTB). This license allows the acquisition of wine at a commercial level. The Basic Permit allows the Manager and the Company to buy and sell wine at the wholesaler level. The Basic Permit is a federal license and does not relate to state licensure. We may acquire state licensure, or sell our wine through registered brokers, merchants, or auction houses. The Manager is the facilitator of the wine acquisitions and liquidations. The Manager for now, and the Series later, will use a third-party bonded warehouse Domaine Wine Storage, as discussed in the offering materials, and therefore will not need a bonded warehouse license. Because the underlying assets are held as long term investments, neither the Manager nor the Company require or have obtained an Online Wine Retail License.

Each series is expected to invest only in the related underlying assets; therefore, your investment will not be diversified and will appreciate or depreciate based on the value of the underlying assets regardless of market conditions. It is not anticipated that any series would own any assets other than its related underlying assets, plus potential cash reserves for maintenance, storage, insurance and other expenses pertaining to the underlying assets and amounts earned by the related series from the monetization of the underlying assets, if any. Investors looking for diversification will have to create their own diversified portfolio by investing in other opportunities in addition to the interests offered hereby.

The global economy and financial markets and political conditions of various countries can adversely affect the supply of and demand for fine wine, and unpredictable and/or uncontrollable events, such as the COVID-19 outbreak, may cause a disruption in the fine wine industry. The fine wine industry may be influenced by the overall strength and stability of the global economy and financial markets of various countries, although any correlation may not be immediately evident. In addition, global political conditions and world events may affect our business through their effect on the economies of various countries, as well as on the willingness of potential buyers to purchase fine wine in the wake of economic uncertainty. Accordingly, weakness in the global economy and financial markets of various countries may cause a downturn in the fine wine industry, which is likely to impact the value of the underlying assets, and consequently the value of the interests. The COVID-19 outbreak has caused unprecedented levels of global uncertainty and may impact the value of fine wines. We expect the COVID-19 outbreak will result in low transaction volume until confidence in the global economy is restored. The extent and duration of this disruption cannot be accurately estimated, and the fine wine industry may a significant amount of time to recover. Although we intend to hold and manage all of the assets marketed on the Vint Platform for an average of five to ten years, the COVID-19 outbreak and resulting economic uncertainty may impact the value of the underlying assets, and consequently the value of the interests.

Selling pressure in the fine wine market may result in downward price revisions and affect our overall objectives. Demand for fine wine can be volatile. Broader economic conditions, personal financial stress, and change in investing preferences are all reasons that a wine collection may sell their collection. Other reasons people may sell their wine collection include, but are not limited to, a lack of space in their wine storage location, change in preferences, realizing their capital gains, and receiving an above market offer for their collection. The Company finds it hard to predict these factors and may not be able to liquidate the wines prior to downward price revisions.G lobal factors including, but not limited to, tariffs, En Primuer production, weather factors, and macroeconomic changes can all influence wine demand. The Company finds it difficult to predict macroeconomic changes. Factors that impact demand in the wine market include, critic scores, brand quality, outstanding supply, production quality, En Primuer pricing, vintage quality, and customer trends. The Company is working to predict these factors to achieve the best returns for our Series Holders. The Company’s predictions of these factors may not be accurate and may impact the value of the Underlying Assets.

Fine wine is hard to value, and any valuations obtained are not guarantees of realizable price. As explained in the “Description of Business,” fine wine is difficult to value. The average market value of the wines is determined by aggregating publicly available pricing data. The Manager has based the market value on data sourced from online wine retailers, wine price aggregators, and fine wine exchanges. Our manager sources data from reputable valuation providers in the industry; however, it may rely on the accuracy of the underlying data without any means of detailed verification. Consequently, valuations may be uncertain. The value of the underlying assets can go down as well as up. Valuations are not guarantees of realizable price and do not necessarily represent the price at which our interests may be sold on the Vint Platform, and the value of the underlying assets may be materially affected by a number of factors outside of our control, including any volatility in the economic markets and the condition of the underlying assets.

Risks relating to the Underlying Asset

Potential loss of or damage to the Underlying Asset. The Underlying Asset may be lost or damaged by causes beyond the Company’s reasonable control when in storage or on display. Any damage to the Underlying Asset or other liability incurred as a result of participation in these programs could adversely impact the value of the Underlying Asset or adversely increase the liabilities or Operating Expenses of its related Series of Interests. Further, when the Underlying Asset has been purchased, it will be necessary to transport it to the Manager’s preferred storage location. The Underlying Asset may be lost or damaged in transit, and transportation, insurance or other expenses may be higher than anticipated due to the locations of particular events. Although we intend for the Underlying Asset to be insured at replacement cost (subject to policy terms and conditions), in the event of any claims against such insurance policies, there can be no guarantee that any losses or costs will be reimbursed, that the Underlying Asset can be replaced on a like-for- like basis or that any insurance proceeds would be sufficient to pay the full market value (after paying for any outstanding liabilities including, but not limited to any outstanding balances under Operating Expenses Reimbursement Obligations), if any, of the Interests. In the event that damage is caused to the Underlying Asset, this will impact the value of the Underlying Asset, and consequently, the Interests related to the Underlying Asset, as well as the likelihood of any distributions being made by the Company to the Investors.

Competition in the fine wine industry from other business models. There is potentially significant competition for the Underlying Assets from many different market participants. While the majority of transactions continue to be merchant-to-consumer, auction houses continue to play an increasing role. This competition may impact the liquidity of the Interests, as it is dependent on the Company acquiring attractive and desirable Underlying Assets to ensure that there is an appetite of potential Investors for the Interests. In addition, there are companies that are developing crowd funding models for other alternative asset classes such as art and collectible cars, who may decide to enter the fine wine and spirts market as well.

Potentially high storage, maintenance and insurance costs for the Underlying Assets.

In order to protect and care for the Underlying Assets, the Manager must ensure adequate storage facilities and insurance coverage. The cost of care may vary from year to year depending changes in the insurance rates for covering the Underlying Assets and changes in the cost of storage for the Underlying Assets. It is anticipated that as the Company acquires more Underlying Assets, the Manager may be able to negotiate a discount on the costs of storage, maintenance and insurance due to economies of scale. These reductions are dependent on the Company acquiring a number of Underlying Assets and service providers being willing to negotiate volume discounts and, therefore, are not guaranteed.

The Manager has initiated a relationship with Domaine Wine Storage (“Domaine”). Domaine has storage locations in Napa, California, Chicago, Illinois, New York City, New York, Washington, DC, and St. Louis, Missouri. Domaine is a best in class wine storage company that offers premium service. This premium service includes inventory management, logistic management, order handling, bottle pulling, and collection maintenance. Domaine also offers a competitive wine insurance policy. We intend to initiate a formal relationship upon the purchase of the Underlying Assets. With reference to Item 17.6(b)(ii) of Form 1-A, the Manager’s agreement with Domaine Wine Storage is attached as Exhibit 17.6.

If costs are higher than expected, this would negatively impact the value of the Interests related to the Underlying Asset, the amount of distributions made to Investors holding the Interests, on potential proceeds from a sale of the Underlying Asset (if ever), and any capital proceeds returned to Investors after paying for any outstanding liabilities, including but not limited to any outstanding balances under Operating Expenses Reimbursement Obligation. See “Lack of distributions and return of capital” section also for further details of the impact of these costs on returns to Investors.

Insurance may not cover all losses.

The Company attempts to insure the entire value of the Underlying Collection, but insurance of the Underlying Assets may not cover all losses. There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, environmental considerations and other factors, including terrorism or acts of war, also might make insurance proceeds insufficient to replace an asset if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore the Company’s economic position with respect to any affected Underlying Assets. Furthermore, the Series of Interests related to such affected Underlying Assets would bear the expense of the payment of any deductible. Any uninsured loss could result in both loss of cash flow from and the value of the affected Underlying Assets and, consequently, the Series of Interests that relate to such Third party liability.

The Series of Interests will assume all of the ownership risks attached to its Underlying Asset, including third party liability risks. Therefore, the Series of Interests may be liable to a third party for any loss or damages incurred by it in connection with the Underlying Asset. This would be a loss to the Company and therefore deductible from any income or capital proceeds payable in respect of such Series of Interests from the Underlying Asset, in turn adversely affecting the value of the Series of Interests to which the Underlying Asset relates and the likelihood of any distributions being made by the Company.

Dependence of an Underlying Asset on prior user or association.

The value of an Underlying Asset may be connected with its prior use by, or association with, a certain person or group or in connection with certain pop culture events or films. In the event that such person or group loses public affection, then this may adversely impact the value of the Underlying Asset and therefore, the Series of Interests that relate to such Underlying Asset.

Authenticity claims on an Underlying Asset.

There is no guarantee that an Underlying Asset will be free of any claims regarding authenticity (e.g., counterfeit or previously stolen fine wines), or that such claims may arise after acquisition of an Underlying Asset by a Series of Interests. The Company may not have complete ownership history for a Underlying Asset. In particular, the Company does not have the complete ownership history of the Underlying Collection. In the event of an authenticity claim against the Company, the Company may not have recourse against the Asset Seller or the benefit of insurance and the value of the Underlying Assets and the Series of Interests that relate to the Underlying Assets may be diminished.

Forced sale of the Underlying Assets.

The Company may be forced to sell the Underlying Assets (e.g., upon the bankruptcy of the Manager) and such a sale may occur at an inopportune time or at a lower value than when the Underlying Asset was first acquired or at a lower price than the aggregate of costs, fees and expenses used to purchase the Underlying Asset. In addition there may be liabilities related to the Underlying Asset, including, but not limited to Operating Expenses Reimbursement Obligations on the balance sheet of the Underlying Asset at the time of a forced sale, which would be paid off prior to Investors receiving any distributions from a sale. In such circumstances, the capital proceeds obtained for the Underlying Asset, and therefore, the return available to Investors of the Series of Interests which relate to the Underlying Asset, may be lower than could have been obtained if the Underlying Asset continued to be held by the Company and sold at a later date.

Lack of distributions and return of capital.

We do not intend to generate free cash flow by displaying our assets. We expect the return of capital to come from an eventual sale of the asset or a trade on the secondary market.

We could be exposed to losses and/or reputational harm as a result of various claims and lawsuits incidental to the ordinary course of our business. We may become involved in various legal proceedings, lawsuits and other claims incidental to the ordinary course of our business. We are required to assess the likelihood of any adverse judgments or outcomes in these matters, as well as potential ranges of probable or reasonably possible losses. A determination of the amount of losses, if any, to be recorded or disclosed as a result of these contingencies will be based on a careful analysis of each individual exposure with, in some cases, the assistance of outside legal counsel. The amount of losses recorded or disclosed for such contingencies may change in the future due to new developments in each matter or a change in settlement strategy.

Any harm to the brand of the vineyard or producer may adversely impact the value of the underlying assets.

The underlying assets will be comprised of fine wines. The demand for the underlying assets and, therefore, interests in each series may be influenced by the general perception of the wine that vineyards are producing today. In addition, the makers’ business practices may result in damage to the image of their wines. This in turn may have a negative impact on the value of the underlying assets and, consequently, the value of the interests of the series that relate to such underlying assets.

Title or authenticity claims on an underlying asset may diminish value of the underlying asset, as well as the series that relates to such underlying asset. There is no guarantee that an underlying asset will be free of any claims regarding title and authenticity (e.g., counterfeit or previously stolen), or that such claims may arise after acquisition of an underlying asset by a series. We may not have complete ownership history or restoration and repair records for an underlying asset. In the event of a title or authenticity claim against us, we may not have recourse against the asset seller or the benefit of insurance, and the value of the underlying asset and the series related to such underlying asset may be diminished.

If we are unable to liquidate an underlying asset at a time when we desire to do so or at all, investors may not receive any return on their investment and may lose their entire investment. Our strategy is to acquire assets, hold such assets for a period of time (on average between five and ten years) and then sell such assets at a premium over our acquisition price so that investors in our company can make a return on their investment. In addition, our plan and mission are to seek to provide liquidity to investors by providing a platform for investors to transfer their interests for cash or for interests in another series. However, Operating Expenses, including fees and costs incurred in connection with the management of an underlying asset, the preparation of reports and accounts for each series, insurance premiums, taxes, governmental fees, legal and accounting fees and other costs and expenses, are the responsibility of each series. If we are unable to liquidate an asset at a time when we desire to do so or at all, these Operating Expenses will accumulate and reduce any return that an investor in a series may hope to make or cause an investor to lose its entire investment. Furthermore, if we are unable to provide investors with liquidity through the ability to make secondary sales on our platform and we are unable to liquidate an underlying asset, then Operating Expenses will over time reduce the value of the interests such investors may hold resulting in a loss to such investors.

Risks Related to Ownership of our Interests

Lack of voting rights.

The Manager has a unilateral ability to amend the Operating Agreement and the allocation policy in certain circumstances without the consent of the Investors, and the Investors only have limited voting rights in respect of the Series of Interests. Investors will therefore be subject to any amendments the Manager makes (if any) to the Operating Agreement and allocation policy and also any decision it takes in respect of the Company and the Series of Interests, which the Investors do not get a right to vote upon. Investors may not necessarily agree with such amendments or decisions, and such amendments or decisions may not be in the best interests of all of the Investors as a whole but only a limited number.

Furthermore, the Manager can only be removed as manager of the Company and each Series of Interests in a very limited circumstance, following a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with the Company or a Series of Interests. Investors would therefore not be able to remove the Manager merely because they did not agree, for example, with how the Manager was operating an Underlying Asset.

The offering price for the Interests determined by us may not necessarily bear any relationship to established valuation criteria such as earnings, book value or assets that may be agreed to between purchasers and sellers in private transactions or that may prevail in the market if and when our Interests can be traded publicly.

The price of the Interests was derived as a result of our negotiations with Asset Seller based upon various factors including prevailing market conditions, our future prospects and our capital structure, as well as certain expenses incurred in connection with the Offering and the acquisition of the Underlying Asset. These prices do not necessarily accurately reflect the actual value of the Interests or the price that may be realized upon disposition of the Interests.

There is currently no public trading market for our interests. There is currently no public trading market for any series of our interests, and an active market may not develop or be sustained. If an active public trading market for our interests does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if a public market does develop, the market price could decline below the amount you paid for your interests. We intend to work with an ATS to allow for our investors to trade their shares on a secondary market.

If a market ever develops for the Interests, the market price and trading volume of our Interests may be volatile.

If a market develops for the Interests, the market price of the Interests could fluctuate significantly for many reasons, including reasons unrelated to our performance, the Underlying Asset or the Series of Interests, such as reports by industry analysts, Investor perceptions, or announcements by our competitors regarding their own performance, as well as general economic and industry conditions. For example, to the extent that other companies, whether large or small, within our industry experience declines in their share price, the value of Interests may decline as well.

In addition, fluctuations in operating results of a particular series of interest or the failure of operating results to meet the expectations of Investors may negatively impact the price of our securities. Operating results may fluctuate in the future due to a variety of factors that could negatively affect revenues or expenses in any particular reporting period, including vulnerability of our business to a general economic downturn; changes in the laws that affect our operations; competition; compensation related expenses; application of accounting standards; seasonality; and our ability to obtain and maintain all necessary government certifications or licenses to conduct our business.

Funds from purchasers accompanying subscriptions for the Interests will not accrue interest while in escrow prior to admission of the subscriber as an Investor in the Series of Interests, if it occurs, in respect of such subscriptions.

The funds paid by purchasers for the Interests will be held in a non-interest bearing escrow account until the admission of the subscriber as an Investor in the Series of Interests, if it occurs, in respect of the applicable subscriptions. Purchasers may not have the use of such funds or receive interest thereon pending the completion of the Offering. No subscriptions will be accepted or Interests sold unless valid subscriptions for the Offering are received and accepted prior to the termination of the Offering Period. If we terminate the Offering prior to accepting a subscriber’s subscription, escrowed funds will be returned, without interest or deduction, to the proposed Investor.

The offerings are being conducted on a “best efforts” basis, and we may not be able to execute our growth strategy if we are unable to raise capital. We are offering interests in each series on a “best efforts” basis, and we can give no assurance that all of the offered interests will be sold. If you invest in our interests and more than the minimum number of offered interests of the series but less than all of the offered interests of the series are sold, the risk of losing your entire investment will be increased. If substantially less than the maximum amount of interests offered for the series are sold, we may be unable to fund all the intended uses described in this offering circular from the net proceeds anticipated from each offering without obtaining funds from alternative sources or using working capital that we generate. Alternative sources of funding may not be available to us at what we consider to be a reasonable cost, and the working capital generated by us may not be sufficient to fund any uses not financed by offering net proceeds.

Each offering is a fixed-price offering and the fixed offering price may not accurately represent the current value of our company or our assets at any particular time. Therefore, the purchase price you pay for the interests may not be supported by the value of our assets at the time of your purchase. Each offering is a fixed-price offering, which means that the offering price for interests in each series is fixed and will not vary based on the underlying value of our assets at any time. Our manager has determined each offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for interests in each series has not been based on appraisals of any assets we own or may own, or of our company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for interests in each series may not be supported by the current value of our company or our assets at any particular time.

We are subject to ongoing public reporting requirements that are less rigorous than rules for more mature public companies, and our investors receive less information. We are required to report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for public companies reporting under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of our fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of our fiscal year.

We also may elect to become a public reporting company under the Exchange Act. If we elect to do so, we will be required to publicly report on an ongoing basis as an emerging growth company, as defined in the JOBS Act, under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including, but not limited to:

- not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

- being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and- being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We would expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion; (ii) the date that we become a large accelerated filer as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our interests that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter; or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

In either case, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, and investors could receive less information than they might expect to receive from more mature public companies.

POTENTIAL CONFLICTS OF INTEREST

We have identified the following conflicts of interest that may arise in connection with the Interests, in particular, in relation to the Company, the Manager and the Underlying Assets. The conflicts of interest described in this section should not be considered as an exhaustive list of the conflicts of interest that prospective Investors should consider before investing in the Interests.

Our Operating Agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of the Manager.

Our Operating Agreement provides that the Manager, in exercising its rights in its capacity as the Manager, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our Investors and will not be subject to any different standards imposed by our operating agreement, the Delaware Limited Liability Company Act or under any other law, rule or regulation or in equity. These modifications of fiduciary duties are expressly permitted by Delaware law.

We do not have a conflicts of interest policy.

The Company, the Manager and their affiliates will try to balance the Company’s interests with their own. However, to the extent that such parties take actions that are more favorable to other entities than the Company, these actions could have a negative impact on the Company’s financial performance and, consequently, on distributions to Investors and the value of the Interests. The Company has not adopted, and does not intend to adopt in the future, either a conflicts of interest policy or a conflicts resolution policy.

Payments from the Company to the Manager, the Series Manager and their respective employees or affiliates. These payments include payments for shipping, storage, insurance, and holding costs.

The Manager and the Series Manager will engage with, on behalf of the Company, a number of wine brokers, dealers, Asset Sellers, insurance companies, storage and maintenance providers and other service providers and thus may receive in-kind discounts, for example, free shipping or storage. In such circumstances, it is likely that these in-kind discounts may be retained for the benefit of the Manager or the Series Manager and not the Company, or may apply disproportionately to other Series of Interests. The Manager or the Series Manager may be incentivized to choose a broker, dealer or Asset Seller based on the benefits they are to receive or all Series of Interests collectively are to receive rather than that which is best for the Series of Interests.

Members of the expert network and the Advisory Board may also be Investors, in particular, if they are holding Interests acquired as part of a sale of an Underlying Asset (i.e., as they were the Asset Seller). They may therefore promote their own self- interests when providing advice to the Manager or the Series Manager regarding an Underlying Asset (e.g., by encouraging the liquidation of such Underlying Asset so they can receive a return in their capacity as an Investor).

Potential future brokerage activity.

Either the Manager or one of its affiliates may in the future register with the Commission as a broker- dealer in order to be able to facilitate liquidity in the Interests via the Vint Platform. The Manager, or its affiliates, may be entitled to receive fees based on volume of trading and volatility of the Interests on the Vint Platform, and such fees may be in excess of what the Series Manager receives via the Management Fee or the appreciation in the interests it holds in each Series of Interests. Although an increased volume of trading and volatility will benefit Investors as it will assist in creating a market for those wishing to transfer their Interests, there is the potential that there is a divergence of interests between the Manager and those Investors; for instance, if the Underlying Asset does not appreciate in value, this will impact the price of the Interests but may not adversely affect the profitability related to the brokerage activities of the Manager (i.e., the Manager would collect brokerage fees whether the price of the Underlying Asset increases or decreases).

Ownership of multiple Series of Interests.

The Manager or its affiliates will acquire interests in each Series of Interests for their own accounts and may transfer these interests, either directly or through brokers, via the Vint Platform. Depending on the timing of the transfers, this could impact the interests held by the Investors (e.g., driving price down because of supply and demand and over availability of interests). This ownership in each of the Series of Interests may result in a divergence of interests between the Manager and the Investors who only hold one or certain Series of Interests (e.g., the Manager or its affiliates, once registered as a broker-dealer with the Commission, may disproportionately market or promote a certain Series of Interests, in particular, where they are a significant owner, so that there will be more demand and an increase in the price of such Series of Interests).

Allocations of income and expenses as between Series of Interests.

The Manager may appoint a service provider to service the entire collection of fine wines that comprise the Underlying Assets (e.g., for insurance, storage, maintenance or media material creation). Although appointing one service provider may reduce cost due to economies of scale, such service provider may not necessarily be the most appropriate for the Underlying Assets (e.g., it may have more experience in maintaining certain types of wines whereas, the collection may comprise of a number of different types). In such circumstances, the Manager would be conflicted from acting in the best interests of the Underlying Assets as a whole or the individual Underlying Asset.

There may be situations when it is challenging or impossible to accurately allocate income, costs and expenses to a specific Series of Interests, and certain Series of Interests may get a disproportionate percentage of the cost or income, as applicable. In such circumstances, the Manager would be conflicted from acting in the best interests of the Company as a whole or the individual Series of Interests. While we presently intend to allocate expenses as described in “Description of the Business - Allocations of Expenses”, the Manager has the right to change this allocation policy at any time without further notice to Investors.

Conflicting interests of the Manager, the Series Manager and the Investors.

The Manager will determine whether or not to liquidate the Underlying Asset, should an offer to acquire the whole Underlying Asset be received. As the Manager or its affiliates, if registered as a broker-dealer with the Commission, will receive fees on the trading volume in the Interests connected with an Underlying Asset, they may be incentivized not to realize such Underlying Asset even though Investors may prefer to receive the gains from any appreciation in value of such Underlying Asset. Furthermore, when determining to liquidate an Underlying Asset, the Manager will do so considering all of the circumstances at the time, which may include obtaining a price for an Underlying Asset that is in the best interests of a substantial majority but not all of the Investors.

The Manager has the ability to unilaterally amend the Operating Agreement and allocation policy. As the Manager is party, or subject, to these documents, it may be incentivized to amend them in a manner that is beneficial to it as manager of the Company or the Series or may amend it in a way that is not beneficial for all Investors. In addition, the Operating Agreement seeks to limit the fiduciary duties that the Manager owes to its Investors. Therefore, the Manager is permitted to act in its own best interests rather than the best interests of the Investors. See “Description of the Interests Offered” for more information.

Conflicts between the Advisory Board and the Company.

The Operating Agreement of the Company provides that the resolution of any conflict of interest approved by the Advisory Board shall be deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. As part of the remuneration package for Advisory Board members, they may receive an ownership stake in the Manager. This may incentivize the Advisory Board members to make decisions in relation to the Underlying Assets that benefit the Manager rather than the Company.

As a number of the Advisory Board members are in the fine wine industry, they may seek to sell fine wine to, or acquire fine wine from, the Company.

NOTICE REGARDING AGREEMENT TO ARBITRATE

The Company’s operating agreement contains an agreement to arbitrate.

Dilution

Dilution means a reduction in value, control or earnings of the Interests the Investor owns. There will be no dilution to any Investors associated with the Offering. However, from time to time, additional Series Interests may be issued in order to raise capital to cover the Series’ ongoing Operating Expenses. See “Description of the Business - Operating Expenses” for further details.

The Manager must acquire a minimum of 0.5% and may acquire a maximum of 19.99% of the Interests in connection with this Offering (of which the Manager may sell all or any portion from time to time following the Closing of the Offering). The Manager will pay the price per Interest offered to all other potential Investors hereunder.

Illustrative use of Proceeds for a given Series can be seen on page 4 of this offering circular, in the Use of Proceeds table for the initial Series.

The cash portion of the asset costs will consist of the estimated acquisition price based on sourcing efforts. The Manager has acquired the Underlying Assets for the planned offering, from the Asset Sellers. After the offering is qualified, the Company will acquire the Collection from the Manager, using the cash proceeds from the offering, according to the terms of the purchase agreement (PSA) between the Company and the Manager.

To the extent that Acquisition Expenses are lower than anticipated for any asset group, any overage would be maintained in an operating account for future Operating Expenses.

In addition to the costs of acquiring the Underlying Asset, proceeds from the Series Offering will be used to pay the following, listed in the Series Detail Table and the Use of Proceeds Table above (i) the Offering Expenses related to the anticipated Custody Fee, (ii) the Acquisition Expenses, including but not limited to the items described in the Use of Proceeds Table above, except as to the extent that Acquisition Expenses are lower than anticipated, any overage will be maintained in an operating account for future Operating Expenses, and (iii) the Sourcing Fee to the Manager as consideration for assisting in the sourcing of the Underlying Asset. Of the proceeds of the Offering, the Cash on Series Balance Sheet listed in the Use of Proceeds Table will remain in the operating account of the Series for future Operating Expenses.

The allocation of the net proceeds of this Series Offering set forth above, represents our intentions based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments, and related rate of growth. The Manager reserves the right to modify the use of proceeds based on the factors set forth above. The Series is expected to keep Cash on the Series Balance Sheet in the amount listed in the Use of Proceeds Table from the proceeds of the Series Offering for future Operating Expenses. In the event that less than the Maximum Series Interests are sold in connection with the Series Offering, the Manager may pay, and not seek reimbursement for, the Brokerage Fee, Offering Expenses and Acquisition Expenses and may waive the Sourcing Fee. The manager may maintain 0.5% to 19.99% of the Series. “Asset Seller(s)” means an individual(s), merchant, dealer or auction company, which owns an Underlying Asset prior to i) a purchase of an Underlying Asset by the Company in advance of a potential offering or ii) the closing of an offering from which proceeds are used to acquire the Underlying Asset. Our Manager acquires the wine through a network of licensed wine merchants, wholesalers, distributors, brokers, auction houses, and exchanges. Our Manager has built relationships with many Asset Sellers, that carry extensive fine wine inventories. Prior to the release of the Offering, the Manager has used online price lists, www.winesearcher.com, auction house offerings, and exchange data to ensure the outstanding supply of the Underlying Assets in the Offering. The company uses this sourcing process to determine the most advantageous price to acquire the Underlying Assets, the outstanding supply in the broader market, and the most logistically efficient method of acquisition. The Manager will identify current market pricing for the wines in the Underlying Collection. Through the Manager’s relationships with the Asset Sellers the Company intends to source the wines below their average market price. Upon the completion of the Offering, the Company will acquire the Underlying Assets that had been identified through the sourcing process. Our sourcing process attempts to ensure we can acquire the Underlying Assets at a fair price.

The Company performs a thorough sourcing process, however for future offerings there may be changes in the fine wine market that may affect outstanding supply. The Underlying Assets for the present offering have been acquired by the Manager and are committed to the present offering. In the event that any of the fine wines that are planned for inclusion in the Underlying Collection of a future offering are no longer available on the market, or the price has increased to one that the Company believes is not advantageous to the Interest Holder, the Manager may acquire and then sell to the Company a wine that is viewed as similar value with similar investment merits. In such event, that change in the identity of the assets for such future offering(s) would be made before the qualification of the offering, and investors would be updated by email and the Company’s and Manager’s (via the VinVesto portal) web sites as to the actual identities of the Underlying Assets for such future offering(s).

Upon the acquisition by the Manager of the Underlying Assets from the Asset Sellers, the Underlying Assets will be transported to one of our warehousing partners. For Assets acquired in the United States, the Company has a relationship with Domaine Wine Storage. Domaine Wine Storage is a best-in-class wine storage company. Domaine has locations in Napa, California, Chicago, Illinois, St. Louis, Missouri, New York City, New York, and Washington, D.C. Domaine provides premium service including inventory management, logistic management, order handling, bottle pulling, and collection maintenance. Domaine also offers a competitive wine insurance policy. The Company intends to keep the Underlying Assets in the Domaine storage facilities. The Company may construct a facility to store the Underlying Assets.

Description of Series Asset

These Company assets have been acquired by the Manager, VinVesto, Inc. from its sources, and will be sold to the Company following qualification and the receipt of funds from investors.

Summary Overview:-

The underlying assets for our collection are as follows:

- 6 x 750ml bottles of 2017 Harlan Estate The Maiden (Original Wooden Case)

- 6 x 750ml bottles of 2017 Opus One (Original Wooden Case)

- 3 x 750ml bottles of 2010 Screaming Eagle (Original Wooden Case)

- 3 x 750ml bottles of 2015 Screaming Eagle (Original Wooden Case)

- 6 x 750ml bottles of 2016 Screaming Eagle (Original Wooden Case)

- The Manager purchased these wines for $40,961.38.

The Company, per its agreement (PSA) with the Manager, will purchase these assets for $42,000 subject to qualification of this offering and the sale of 1,000 shares at the price of $46 per share in the offering.

- Harlan Estate was founded in 1984 by H. William Harlan.

- Harlan Estate is known as “the ultimate cult winery.” Their wines are also known as the “first growths of California.” (Source)

- A large success for the Harlan Estate was a $700,000 auction sale. This price was achieved at auction for a 10 year vertical.

- ‘The Maiden’ is the second tier wine from the Harlan Estate.

- Opus One was founded in 1978. The establishment was formed through a Robert Mondavi & Baron Phillipe de Rothschild partnership. Constellation Brands acquired the winery in 2004 (Source).

- Notes on the Opus One 2017 vintage: “Superb flavors and excellent ripening led to an earlier than expected harvest, which commenced on the 5th of September.” (Source)

- Screaming Eagle has arguably the greatest brand power of all USA based wines. The winery was founded in the late 80s and has built a reputation for incredible wines and privacy. Screaming Eagle is very focused on long term relationships and small allocations. Total production is between 500-800 cases per year.

- Our 3 Screaming Eagle vintages have been awarded 100 point ratings by the famous Robert Parker.

- Starting with the 2010 vintage, the winery protects all bottles with a “bubble-coded” verification system.

- Our Screaming Eagle vintages are in an exclusive group of USA wines that have received 100 point ratings from Robert Parker.

Asset Description

Ownership History

- The Harlan Estate, “The Maiden” has been sourced directly from the vineyard & will be shipped to our storage facility.

- The Opus One has been sourced from the Oak House Durham. The Oak House Durham sourced the wine directly from the vineyard.

- The Screaming Eagle cases have been sourced from William Gladstone Imports. They have a tremendous track record dating back to 1993. They place a key focus on quality wines.

Wine Characteristics

Harlan Estate ‘The Maiden’

- 6 x 750ml bottles (Original Wooden Case)

- Vintage: 2017

- Country: United States

- Region: Napa Valley

- Wine Style: Red- Varietal: Cabernet Sauvignon

- Grape Blend: Bordeaux Blend Red

- Avg Price: $549/bottle (WineSearcher)Opus One

- 6 x 750ml (Original Wooden Case)

- Vintage: 2017- Country: United States

- Region: Napa Valley

- Wine Style: Red

- Varietal: Cabernet Sauvignon

- Grape Blend: Bordeaux Blend Red

- Avg Price: $364/bottle (WineSearcher)Screaming Eagle

- 12 x 750ml (4 Original Wooden Cases)

- Vintages: 2010, 2015, 2016 (x2)

- Country: United States

- Region: Napa Valley

- Wine Style: Red

- Varietal: Cabernet Sauvignon

- Grape Blend: Cabernet Sauvignon

- 2016 Average Price: $3,514/bottle

- 2015 Average Price: $3,419/bottle

- 2010 Average Price: $3,950/bottle

Wine Scoring

We refer to the Global Wine System (GWS) scoring system as well as a proprietary scoring system for our wines. The GWS scoring system is derived from a mathematical calculation based on the aggregation of fine wine critic scores. The GWS scoring for our wines are as follows:

- 2017 Harlan Estate ‘The Maiden’: N/A

- 2014 Vintage: 92.89

- 2017 Opus One: N/A

- 2015 Vintage: 95.71

- 2010 Screaming Eagle: 99.31

- 2015 Screaming Eagle: 98.19

- 2016 Screaming Eagle: 99.43

Bottle Condition: All bottles are considered to be in good condition, as qualified by the Asset Seller.

Asset Acquisition by Manager and by Series

The Manager acquired the Series VV 0001 assets from three different sellers, for a total price of $40,961.38, which was paid in cash by the Manager. The Manager purchased the assets from the sellers on September 24, 2020, October 18, 2020, and October 30, 2020. The Screaming Eagle wines are currently stored at Domaine Wine Storage Washington DC, under the Manager’s storage contract with Domaine. The Opus One 2017 is stored at The Oak House Durham (126 W Main St. Durham, NC 27701), this wine will be shipped to Domaine Wine Storage Washington DC in Spring 2021. The Harlan Estate The Maiden is stored in the Harlan Estate winery in Oakville, California. The Harlan wines will be shipped to the Domaine storage facility in Spring 2021. The invoices from the asset sellers are the Manager’s only sale contract with the sellers. Those invoices are attached as exhibits to this offering circular. These asset sellers are not affiliates of the Company, the Manager, or any of their respective officers or directors. The Company has entered into a purchase and sale agreement (PSA) with the Manager for the purchase of the Series VV 0001 assets for $42,000. This includes holding costs incurred by the Manager. For these Series VV 0001 assets, the Manager is not otherwise seeking reimbursement of costs. The Series VV 0001 assets are valued by a third party called WineSearcher at $48,794.00. The Manager will transfer, sell, and be fully divested of its interest in the Series VV 0001 assets pursuant to the terms of the PSA.

Market Assessment Our California Collection is composed of wines from the Napa Valley region in the United States. The United States region is a growing market in the fine wine world. Since 2003, the California 50 index has gained 197% as of July 2020. The United States region has been gaining share in the broader fine wine trade. The United States makes up 13.8% of the Rest of World segment in the Cult Wines regional sub-index. In 2010, there were only 101 wines from US and the Rest of the World regions traded on Liv-ex. By the end of 2018, that number had risen to 904 (Source: Cult Wines US & Emerging Markets Report). The Company does not use any such market assessment to calculate the market value of any collection of assets. The market assessment is a description of past performance from comparable assets. Past performance is not an indication of future performance.

To value series assets, the Company uses current retail market data from winesearcher.com as it primary source of record. The Company also uses data sources such as wineowners.com, and live-ex.com for additional reference information. The advisory board assists in the identification of potential wine assets, and helps the Company focus on the assets likely to have the best returns over time. To date, the Manager has been able to source wine assets through channels that offer advantageous prices. The wholesale, import, and direct-from-winery channels offer more favorable pricing than the retail market.

Depreciation The Company treats assets as collectible and therefore will not depreciate or amortize the Series going forward.

Insurance

We intend to work with Domaine Wine Storage to provide insurance for all of the Underlying Assets. We insure all assets during storage.

Storage

The Manager intends to work with Domaine Wine Storage (“Domaine”). Domaine has storage locations in Napa, California, Chicago, Illinois, New York City, New York, Washington, DC, and St. Louis, Missouri. Domaine is a best in class wine storage company that offers premium service. This premium service includes inventory management, logistic management, order handling, bottle pulling, and collection maintenance. Domaine also offers a competitive wine insurance policy.

If the Manager is unable to work with Domaine, they will work with another licensed wine storage facility.

Depreciation

We treat fine wine as collectibles, and therefore, we will not depreciate or amortize the underlying assets going forward. We may depreciate or amortize any hardware or other equipment used in connection with the display or maintenance of the underlying assets.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The Company was formed June 16th, 2020 with the intention to acquire investment grade fine wine. We believe that these fine wine collections are highly stable assets with low historic volatility, and that low historic volatility does not limit the potential for upside returns in the fine wine market. Over the long term, fine wine has shown strong annual returns. For example, as per Cult Wines, the Liv-Ex 1000 has returned over 7% annually, on a rolling 10-year basis, with a volatility of 1.46%. Further, Forbes reports that “Fine Wine Investing Counters Volatility of ‘Stock-Dominated’ Portfolios” , and the S&P Global Market Intelligence site has noted recently that “Fine wine is one of the few luxury goods that has withstood the severe hit to assets triggered by the coronavirus pandemic.”

The Company currently does not own any assets, but intends to perform on a purchase agreement the Company has entered into with the Manager of the Company and the Asset Sellers. This is not and was not an arms’ length transaction. We are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business and planned principal operations have only recently commenced.

We will launch an offering of interests, through the Vint Platform, in Series as soon as we are declared qualified by the Securities Exchange Commission and are in the process of launching subsequent offerings for other series. Operating Results Revenues are generated at the series level. As of February 1, 2021, no series of the Company has generated any revenues. The Series is not expected to generate any revenues. The Operating Expenses incurred pre-closing related to the Underlying Asset are being paid by the Manager and will not be reimbursed by the series except as disclosed herein in the Use of Proceeds and Compensation of Manager sections. Each series of the Company will be responsible for its own Operating Expenses, such as storage, insurance or maintenance beginning on the closing date of the offering for such Series of Interests.

Liquidity and Capital Resources

As of February 1, 2021, the Company nor any Series of Interests in the Company, had any cash or cash equivalents and the Company had no financial obligations apart from the PSA with the Manager, which is subject to the qualification of this offering and the sale of shares to investors. Each series will enter into a purchase agreement with the Manager to acquire its Underlying Asset with proceeds generated from the closing of the offering of such series. No series will have any obligation to repay a loan incurred by the Company or to perform on a purchase and sale agreement to purchase an Underlying Asset for another series.

Plan of Operations

At the time of the qualification of this offering statement, Series has not commenced operations, is not capitalized and has no assets or liabilities. We intend for Series to start operations at the time of the Closing of the Offering. All assets and liabilities related to the Series that have been incurred to date and will be incurred until the Closing are the responsibility of the Company or the Manager and responsibility for any assets or liabilities related to the Series will not transfer to each Series until such time as a Closing for each series has occurred.

The Company plans to launch approximately 5 to 15 additional offerings in the next 12 months. The proceeds from any offerings closed during the next 12 months will be used to fund business operations, and acquire additional investment grade fine wine, which we anticipate will enable the Company to reduce Operating Expenses for each series as we negotiate better contracts for storage, insurance and other Operating Expenses with a larger collection of assets. However, it should be noted that the Company may not launch enough Series or have enough Underlying Assets to realize economies of scale. Despite the Company’s best intentions, it is possible, and very likely, that the Company may not be able to launch as many offerings as it intends and thus, will not be able to realize reduced Operating Expenses per Series through economies of scale. If the Company, through, multiple Series, is able to purchase additional assets, then it is expected that for the next 12 months and beyond, such Series, collectively, will be able to manage the costs associated with maintaining the individual Series and their individual assets. We believe the Series will incur costs related to the storage and insurance of the assets. We believe, collectively, we will have sufficient cash through offerings to cover such costs until such time as individual assets are able to generate revenue. To this end, if the individual Series are unable to pay such costs, the Series and their assets may be exposed to liabilities such as not being insured and not being in a secured location. Through the Manager, the principals of the Manager are committed to providing capital to the individual Series in the event such a shortfall were to occur and to covering the costs of insurance and otherwise as may be necessary to secure and protect the assets of such Series. This commitment is not in writing.

PLAN OF DISTRIBUTION AND SUBSCRIPTION PROCEDURE

Plan of Distribution

We are managed by VinVesto, Inc. (“VinVesto” or the “Manager”), a Delaware corporation incorporated in June 2020. VinVesto owns and operates a web-based (desktop & mobile) investment platform called Vint (the Vint platform and any successor platform used by the Company for the offer and sale of interests, the “Vint Platform”), through which Investors may indirectly invest, through a series of the Company’s interests, in fine wine opportunities that have been historically limited to high net worth individuals. Through the use of the Vint Platform, Investors can browse and screen the potential investments and sign legal documents electronically. We intend to distribute the Interests primarily through the Vint Platform. The Vint Platform is operated by our individual officers. None of our officers involved in the platform and involved in the offer and sale of the Interests is a member firm of the Financial Industry Regulatory Authority, Inc., or FINRA, and no person associated with us will be deemed to be a broker solely by reason of his or her participation in the sale of the Interests.

The Vint platform refers to both the investment platform and potential future trading platform. The investment platform is in development and will launch in conjunction with the Series offering.

A two-person team is developing the Company’s web-based investment platform, and it is expected to be complete and ready for launch by the end of this calendar year. The Company has also engaged with a third-party partner, North Capital Investment Technology, to provide escrow services and transactional platform technology.

To participate, investors must complete an application on the Vint platform to subscribe. The Vint platform will use the services of North Capital Investment Technology to record the issuance of shares and to record trades in the distributed ledger and book-entry ledger.

The Manager has built the platform that provides the offerings to qualified investors. Patrick Sanders, CTO is the developer. As the Manager, VinVesto, Inc offers its Vint platform web site and interface that describes the platform, educates users, and provides an ability for users to invest in offerings. The Manager is responsible for the interface users will see, for maintaining security within their accounts, and for facilitating the transaction between a user and North Capital’s software. The Manager leverages military-grade encryption when serving content to users to provide security and data integrity. Our authentication service is managed by Amazon Web Services (AWS), which is PCI DSS, SOC, ISO/IEC 27001, ISO/IEC 27017, ISO/IEC 27018, and ISO 9001 compliant. North Capital will be responsible for the back-end processing of transactions, suitability checks, and will be the keeper of ledgers and the source of record with respect to investments and holdings. The Manager is also responsible for sourcing the wines & selling to the Series. Upon the sourcing of the underlying assets and SEC qualification we will list shares in the collection, via the Vint online platform. The Manager is responsible for listing the collection and providing all necessary information for a qualified investor to make a purchase. When a qualified investor enters the transaction process, they use the North Capital TransactAPI service. To make a purchase of a share, users will undergo multiple validations. Know Your Customer and Anti-Money Laundering checks are provided by North Capital. We will have a self-reported investor check to ensure the investor is not investing more than 10% of his or her net worth in an offering. This information will be stored with North Capital. Users purchase shares of a collection via North Capital’s payment processing software, the transaction will be recorded with North Capital, and payment will be sent to an escrow account. Upon close of an offering, these funds will be sent to the escrow account held by the third party provider (North Capital Private Securities Corporation). Once the minimum contingency has been met, VinVesto, Inc. can request funds be disbursed from escrow.

This Offering of Series Interests is being conducted under Regulation A under the Securities Act of 1933, as amended (the “Securities Act”) and therefore, only offered and sold to “qualified purchasers.” For further details on the suitability requirements an Investor must meet in order to participate in this Offering, see “Plan of Distribution and Subscription Procedure - Investor Suitability Standards”. As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state law “Blue Sky” review, subject to meeting certain state filing requirements and complying with certain antifraud provisions, to the extent that our Interests are offered and sold only to “qualified purchasers” or at a time when our Interests are listed on a national securities exchange.

The Interests discussed herein will be offered by the Company for each individual Series. The Company is managed by our Manager. We expect that the officers or our Manager will sell the Interests and will not receive any compensation for the sale of Interests in individual Series. It is expected that the Manager, through its individual officers, as a representative of the Company and the Series, will promote the Vint Platform (website), the individual assets of the Series, and will over all represent the Company. We are relying on Rule 3a4-1 of the Securities Exchange Act of 1934, Associated Persons of an Issuer Deemed not to be Brokers. The applicable portions of the rule state that associated persons (including companies) of an issuer shall not be deemed brokers if they (a) perform substantial duties at the end of the offering for the issuer; (b) are not broker dealers; and (c) do not participate in selling securities more than once every 12 months, except for any of the following activities: (i) preparing written communication, but no oral solicitation; or (ii) responding to inquiries provided that the content is contained in the applicable registration statement; or (iii) performing clerical work in effecting any transaction. The officers that will be selling the securities via the platform conduct any activities that fall outside of Rule 3a4-1 and are therefore not brokers nor are they dealers. All subscription funds which are accepted will be deposited directly into the Company’s account. This account is not held by an escrow agent. Subscription funds placed in the segregate, Company account may only be released if the Minimum Offering Amount is raised within the Offering Period.

The initial offering price for each series (the “Purchase Price”) will be determined by the Manager in consideration of the aggregate of (i) the purchase price of the Series , (ii) the Transfer Agent Fee, (iii) Offering Expenses, (iv) the Acquisition Expenses, and (v) the Sourcing Fee (in each case as described below). The Closing of an offering of the Series Interests will occur on the earliest to occur of (i) the date subscriptions for the Maximum Interests have been accepted or (ii) a date determined by the Manager in its sole discretion, provided that subscriptions for the Minimum Interests have been accepted. If Closing has not occurred, the Offering shall be terminated upon (i) the date which is one year from the date this Offering Circular is qualified by the U.S. Securities and Exchange Commission (the “Commission”) which period may be extended by an additional six months by the Manager in its sole discretion, or (ii) any date on which the Manager elects to terminate the offering in its sole discretion. The Series Interests are being offered by subscription only in the U.S. and to residents of those states in which the offer and sale is not prohibited. This Offering Circular does not constitute an offer or sale of Series Interests outside of the U.S.

Those persons who want to invest in the Interests must sign a Subscription Agreement, which will contain representations, warranties, covenants, and conditions customary for private placement investments in limited liability companies; see “How to Subscribe” below for further details. A copy of the form of Subscription Agreement is attached as Exhibit 4.1.

The Series Interests will be issued in book-entry form without certificates.

The Manager, and not the Company, will pay all of the expenses incurred in this Offering the Sourcing Fee, Offering Expenses or Acquisition Expenses, including fees to legal counsel, but excluding fees for counsel or other advisors to the Investors and fees associated with the filing of periodic reports with the Commission and future blue sky filings with state securities departments, as applicable. Any Investor desiring to engage separate legal counsel or other professional advisors in connection with this Offering will be responsible for the fees and costs of such separate representation.

Private Offerings

Certain offerings may be made available through the Vint Platform to only a limited number of prospective investors (we refer to these as private drops). With respect to these private drops, our manager may increase the minimum subscription by an investor to an amount that it determines in its sole discretion, which higher minimum amount will not exceed $10,000 per investor.

Investor Suitability Standards

Our interests are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). For this Tier 2 offering, a “qualified purchaser” includes all offerees and purchasers in this offering.

Our interests will not be offered or sold to prospective investors subject to ERISA. If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities. Our manager will be permitted to make a determination that the subscribers of our interests in any offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov.An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our interests. See “Risk Factors.”

The Interests will not be offered or sold to prospective Investors subject to the Employee Retirement Income Security Act of 1974 and regulations thereunder, as amended (“ERISA”).

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

Our Manager will be permitted to make a determination that the subscribers of Interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

An investment in our Interests may involve significant risks. Only Investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in the Interests. See “Risk Factors.”

Minimum and Maximum Investment

The minimum subscription by an investor is one (1) interest and the maximum subscription by any investor is for interests representing 19.99% of the total interests of a particular series, although such maximum threshold may be waived or modified by our manager in its sole discretion, and our manager may set higher minimum subscription amounts in its sole discretion.

Escrow Agent

The escrow agent is North Capital Private Securities, (the “Escrow Agent”) who will be appointed pursuant to an escrow agreement among the Escrow Agent and the Company, on behalf of the Series (the “Escrow Agreement”). A copy of the Escrow Agreement is attached hereto as Exhibit 8.1. Each series will generally be responsible for fees due to the Escrow Agent, which are categorized as part of the Offering Expenses described in the “Fees and Expenses” section below; however, the Manager has agreed to pay and not be reimbursed for fees due to the Escrow Agent incurred in the case of the Offering for Series Interests.

The Company must indemnify the Escrow Agent and each of its officers, directors, employees and agents against any losses that are incurred in connection with providing the services under the Escrow Agreement other than losses that arise out of the Escrow Agent’s gross negligence or willful misconduct.

Fees and Expenses

Offering Expenses

Each Series of Interests will generally be responsible for certain fees, costs and expenses incurred in connection with the offering of the interests associated with that series (the “Offering Expenses”). Offering Expenses consist of legal, accounting, escrow, underwriting, filing and compliance costs, as applicable, related to a specific offering (and exclude ongoing costs described in Operating Expenses). The Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to this Offering.

Acquisition Expenses

Each Series of Interests will be responsible for any and all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Underlying Asset related to such series incurred prior to the Closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third party industry and due diligence experts, bank fees and interest (if the Underlying Asset was acquired using debt prior to completion of an offering), auction house fees, travel and lodging for inspection purposes, transportation costs to transfer the Underlying Asset from the Asset Seller’s possession to the storage facility or to locations for creation of photography and videography materials (including any insurance required in connection with such transportation) and photography and videography expenses in order to prepare the profile for the Underlying Asset on the Vint Platform (the “Acquisition Expenses”). The Acquisition Expenses will be payable from the proceeds of each offering. As it related to the Series, the seller is not seeking reimbursement for such costs. This may change for future assets acquired by individual Series.

Sourcing Fee

The Manager will be paid a fee as compensation for sourcing each Underlying Asset (the “Sourcing Fee”), such amount as determined by the Manager at the time of such offering.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this Offering Circular. Except as otherwise indicated, all information contained in this Offering Circular is given as of the date of this Offering Circular. Neither the delivery of this Offering Circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “Offering Circular Supplement” that may add, update or change information contained in this Offering Circular. Any statement that we make in this Offering Circular will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Circular Supplement. The Offering Statement we filed with the Commission includes exhibits that provide more detailed descriptions of the matters discussed in this Offering Circular. You should read this Offering Circular and the related exhibits filed with the Commission and any Offering Circular Supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the Commission.

The Offering Statement and all supplements and reports that we have filed or will file in the future can be read on the Commission website at www.sec.gov or in the legal section for the Series on the Vint Platform. The contents of the Vint Platform (other than the Offering Statement, this Offering Circular and the Appendices and Exhibits thereto) are not incorporated by reference in or otherwise a part of this Offering Circular.

How to Subscribe

Potential Investors who are “qualified purchasers” may subscribe to purchase Series Interests. Any potential Investor wishing to acquire Series Interests must:

1. Carefully read this Offering Circular, and any current supplement, as well as any documents described in the Offering Circular and attached hereto or which you have requested. Consult with your tax, legal and financial advisors to determine whether an investment in the Series Interests is suitable for you.

2. Review the Subscription Agreement (including the Investor Qualification and Attestation attached thereto), which was pre-populated following your completion of certain questions on the Vint Platform application and if the responses remain accurate and correct, sign the completed Subscription Agreement using electronic signature. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

3. Once the completed Subscription Agreement is signed, an integrated online payment provider will transfer funds in an amount equal to the purchase price for the Series Interests you have applied to subscribe for (as set out on the front page of your Subscription Agreement) into the escrow account for the series. The Escrow Agent will hold such subscription monies in escrow until such time as your Subscription Agreement is either accepted or rejected by the Manager and, if accepted, such further time until you are issued Series Interests.

4. The Manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. The Manager will contact you directly if required. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw the Offering at any time prior to Closing.

5. Once the review is complete, the Manager will inform you whether or not your application to subscribe for Series Interests is approved or denied and if approved, the number of Series Interests you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction. The Manager accepts subscriptions on a first-come, first served basis subject to the right to reject or reduce subscriptions.

6. If all or a part of your subscription is approved, then the number of Series Interests you are entitled to subscribe for will be issued to you upon the Closing. Simultaneously with the issuance of the Series Interests, the subscription monies held by the Escrow Agent in escrow on your behalf will be transferred to the account of the Series as consideration for such Series Interests.

By executing the Subscription Agreement, you agree to be bound by the terms of the Subscription Agreement and the Limited Liability Company Agreement of the Company (the “Operating Agreement”). The Company, the Manager will rely on the information you provide in the Subscription Agreement, including the “Investor Qualification and Attestation” attached thereto and the supplemental information you provide in order for the Manager to verify your status as a “qualified purchaser”. If any information about your “qualified purchaser” status changes prior to you being issued the Series Interests, please notify the Manager immediately using the contact details set out in the Subscription Agreement. For further information on the subscription process, please contact the Manager using the contact details set out in the “Where to Find Additional Information” section. The subscription funds advanced by prospective Investors as part of the subscription process will be held in a non-interest bearing account with the Escrow Agent and will not be commingled with the Series of Interests’ operating account, until if and when there is a Closing with respect to that Investor. When the Escrow Agent has received instructions from the Manager that the Offering will close and the Investor’s subscription is to be accepted (either in whole or part), then the Escrow Agent shall disburse such Investor’s subscription proceeds in its possession to the account of the Series. If the Offering is terminated without a Closing, or if a prospective Investor’s subscription is not accepted or is cut back due to oversubscription or otherwise, such amounts placed into escrow by prospective Investors will be returned promptly to them without interest or deductions. Any costs and expenses associated with a terminated offering will be borne by the Manager.

Description of the Business Overview

The fine wine market is a global industry valued over $7 billion (based on Cult Wine estimates). There is no true definition of a “fine wine.” A general rule of thumb is bottles over $100.00 upon release are investment grade. There may be investment grade fine wines that retail below the $100.00 price. This market was previously controlled by the Bordeaux and Burgundy regions of France. These regions of France have been producing high-quality, investment grade wines for hundreds of years. As the world has globalized and fine wine production has improved, regions from all over the world now compete in the fine wine industry. We look to source fine wine from regions including, but not limited to, the United States, France, Italy, Australia, and Argentina. By extrapolating this current trend the Company believes that the fine wine market will continue to expand as its global participants increase. Current market participants are limited to (i) personal wine collectors, (ii) fine wine retailers and (iii) fine wine managers who manage retail investor’s capital in wine investments. These market participants have limited outside participants through high initial investments, logistical challenges, and the need for industry expertise.

Our mission is to expand these market participants to all investors. We believe that all investors deserve the diversification benefits, downside protection, and low correlation to traditional financial assets that fine wine provides. Regulatory advancements have made it possible for the Company to offer all investors the ability to invest in fine wine. We think that both wine enthusiasts as well as savvy investors will be able to benefit from our offerings. Both types of investors will benefit from our diversified collections. It is all of the value for the investors will come in the form of long-term capital appreciation. The Company does not anticipate to generate “Free Cash Flow” from the underlying assets.

There are numerous methods to buy and sell wine. The primary buying methods are, (i) both global and domestic fine wine merchants, (ii) both global and domestic fine wine auction houses, such as Sotheby’s, K&L, and WineBid, and (iii) fine wine exchanges, such as the London International Vintner’s Exchange. The Company only works with licensed fine wine merchants. Although, we currently do not operate on international exchanges, we do believe that we may need to source wines from international merchants. In the event of an international purchase, we intend to store the wines in a bonded warehouse within the country of purchase. This limits the taxes and tariffs paid on the assets.

When our wine collection reaches its peak value, we intend to sell the collection. Methods to sell the collections include, but are not limited to, (i) both global and domestic fine wine merchants, (ii) both global and domestic fine wine auction houses, such as Sotheby’s, K&L, and WineBid, and (iii) fine wine exchanges, such as the London International Vintner’s Exchange. Although we currently do not operate an auction house or retailer, the Company may explore this option to recognize the best price for our Interest Holders.

Business of the Company

We anticipate that the Company’s core competency will be the identification, acquisition, marketing and management of investment grade fine wines for the benefit of the Investors. In addition, through the use of the Vint Platform, the Company aspires to offer innovative digital products that support a seamless, transparent and unassuming investment process as well as unique and enjoyable experiences that enhance the utility value of investing in passion assets. The Company, with the support of the Manager and through the use of the Vint Platform, aims to provide:

- Investors with the highest quality fine wine for investment and portfolio diversification

- Asset Sellers with greater market transparency and insights, lower transaction costs, increased liquidity, a seamless and convenient sale process, portfolio diversification and the ability to build equity positions in assets via the Interests issued to Asset Sellers in Offerings for Series Interests conducted through the Platform, as part of total purchase consideration to the Asset Sellers.

- All platform users with unique wine insights, research, and experiences.

Our objective is to become the leading marketplace for investing in investment grade fine wine and, through the Vint Platform, to provide Investors with financial returns commensurate with returns in the fine wine market, to enable deeper and more meaningful participation by fine wine enthusiasts in the hobby, to provide experiential and social benefits comparable to those of a world-class fine wine collector, and to manage the collection in a manner that provides exemplary care to the assets and offers potential returns for Investors.

Manager

The Operating Agreement designates the Manager as the managing member of the Company. The Manager will generally not be entitled to vote on matters submitted to the Members. The Manager will not have any distribution, redemption, conversion or liquidation rights by virtue of its status as the Manager.

The Operating Agreement further provides that the Manager, in exercising its rights in its capacity as the managing member, will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, any Series of Interests or any of the interest holders and will not be subject to any different standards imposed by the Operating Agreement, the LLC Act or under any other law, rule or regulation or in equity. In addition, the Operating Agreement provides that the Manager will not have any duty (including any fiduciary duty) to the Company, any series or any of the interest holders. In the event the Manager resigns as managing member of the Company, the holders of a majority of all interests of the Company may elect a successor managing member. Holders of interests in each series of the Company have the right to remove the Manager as manager of the Company, by a vote of two-thirds of the holders of all interests in each series of the Company (excluding the Manager), in the event the Manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a Series of Interests or the Company. If so convicted, the Manager shall call a meeting of all of the holders of every Series of Interests within 30 calendar days of such non-appealable judgment at which the holders may vote to remove the Manager as manager of the Company and each series. If the Manager fails to call such a meeting, any interest holder will have the authority to call such a meeting. In the event of its removal, the Manager shall be entitled to receive all amounts that have accrued and are due and payable to it. If the holders vote to terminate and dissolve the Company (and therefore the series), the liquidation provisions of the Operating Agreement shall apply (as described in “Description of the Interests Offered - Liquidation Rights”). In the event the Manager is removed as manager of the Company, it shall also immediately cease to be manager of any series. See “Management” for additional information regarding the Manager.

Advisory Board

The Manager intends to assemble an expert network of advisors with experience in relevant industries (the “Advisory Board”) to assist the Manager in identifying and acquiring the fine wines, to assist the Series Manager in managing the fine wines and to advise the Manager and certain other matters associated with the business of the Company and the various Series of Interests. The members of the Advisory Board are not managers or officers of the Company or any series and do not have any fiduciary or other duties to the interest holders of any series.

Operating Expenses

Upon the Closing, the Series will be responsible for the following costs and expenses attributable to the activities of the Company related to the Series (together, the “Operating Expenses”): I. any and all ongoing fees, costs and expenses incurred in connection with the management of the Underlying Asset, including import taxes, income taxes, transportation (other than transportation costs described in Acquisition Expenses), storage (including its allocable portion of property rental fees should the Manager decide to rent a property to store a number of Underlying Assets), security, valuation, custodial, marketing, maintenance and utilization of the Underlying Asset;

II. fees, costs and expenses incurred in connection with preparing any reports and accounts of the Series of Interests, including any blue sky filings required in certain states and any annual audit of the accounts of such Series of Interests (if applicable); III. fees, costs and expenses of a third party registrar and transfer agent appointed in connection with the Series of Interests; IV. fees, costs and expenses incurred in connection with making any tax filings on behalf of the Series of Interests; V. any indemnification payments; VI. any and all insurance premiums or expenses incurred in connection with the Underlying Asset, VII. any similar expenses that may be determined to be Operating Expenses, as determined by the Manager in its reasonable discretion. The Manager has agreed to pay and not be reimbursed for Operating Expenses incurred prior to the Closing. The Manager will bear its own expenses of an ordinary nature, including all costs and expenses on account of rent (other than for storage of the Underlying Asset), supplies, secretarial expenses, stationery, charges for furniture, fixtures and equipment, payroll taxes, remuneration and expenses paid to employees and utilities expenditures (excluding utilities expenditures in connection with the storage of the Underlying Asset).

If the Operating Expenses exceed the amount of revenues generated from the Underlying Asset and cannot be covered by any Operating Expense reserves on the balance sheet of the Underlying Asset, the Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series, on which the Manager may impose a reasonable rate of interest, and be entitled to reimbursement of such amount from future revenues generated by the Series (an “Operating Expenses Reimbursement Obligation(s)”), and/or (c) issue additional Interests in the Series in order to cover such additional amounts.

Indemnification of the Manager

The Operating Agreement provides that none of the Manager, nor any current or former directors, officers, employees, partners, shareholders, members, controlling persons, agents or independent contractors of the Manager, members of the Advisory Board, nor persons acting at the request of the Company in certain capacities with respect to other entities (collectively, the “Indemnified Parties”) will be liable to the Company, any series or any interest holders for any act or omission taken by the Indemnified Parties in connection with the business of the Company or any Series that has not been determined in a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

The Series will indemnify the Indemnified Parties out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Indemnified Parties with respect to the Company or the Series and with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Description of the Series Agreement

The Series will appoint the Manager to serve as Series Manager (the “Series Manager”) to manage the Underlying Asset pursuant to a Series Agreement (the “Series Agreement”).

The services provided by the Series Manager will include:

- Together with members of the Advisory Board, creating the asset maintenance policies for the collection of assets;

- Investigating, selecting, and, on behalf of the applicable series, engaging and conducting business with such persons as the Series Manager deems necessary to ensure the proper performance of its obligations under the Series Agreement, including but not limited to consultants, insurers, insurance agents, maintenance providers, storage providers and transportation providers and any and all persons acting in any other capacity deemed by the Series Manager necessary or desirable for the performance of any of the services under the Series Agreement; and

- Developing standards for the transportation and care of the Underlying Assets.

The Series Agreement will terminate on the earlier of: (i) one year after the date on which the relevant Underlying Asset has been liquidated and the obligations connected to the Underlying Asset (including, contingent obligations) have been terminated, (ii) the removal of VinVesto, Inc. as managing member of the Company (and thus all Series of Interests), (iii) upon notice by one party to the other party of a party’s material breach of the Series Agreement or (iv) such other date as agreed between the parties to the Series Agreement.

Each series will indemnify the Series Manager out of its assets against all liabilities and losses (including amounts paid in respect of judgments, fines, penalties or settlement of litigation, including legal fees and expenses) to which they become subject by virtue of serving as Series Manager under the Series Agreement with respect to any act or omission that has not been determined by a final, non-appealable decision of a court, arbitrator or other tribunal of competent jurisdiction to constitute fraud, willful misconduct or gross negligence.

Management Fee

There is no separate management fee. The Manager will be compensated for its expenses and through a sourcing fee related to its efforts to identify and acquire series assets. The Manager’s compensation is discussed in the Compensation of Manager portion of this offering circular.

Asset selection

The Company targets a broad spectrum of assets globally in order to cater to a wide variety of tastes and investment strategies across the fine wine market. We source our wine using historic trends, projected trends, and a large database of fine wine metrics. We will pursue acquisitions opportunistically on a global basis whenever we can leverage our industry specific knowledge, data analysis skills, or relationships to bring compelling investment opportunities to Investors. It is our objective to acquire only the highest caliber assets (and to appropriately maintain, monitor and manage the collection to support its continued value appreciation and to enable respectful enjoyment and utilization by the Investors.

We anticipate that our Advisory Board will assist in the identification of fine wine and in finding and identifying fine wine related service providers. This will give the Company access to the highest quality assets and balanced information and decision making from information collected across a diverse set of constituents in the fine wine market, as well as a network of partners to ensure the highest standards of care for the Underlying Assets.

Our asset selection criteria were established by the Manager in consultation with members of our Advisory Board and are continually influenced by Investor demand and current industry trends. The criteria are subject to change from time to time in the sole discretion of the Manager. Although we cannot guarantee positive investment returns on the assets we acquire, we endeavor to select assets that are projected to generate positive return on investment, primarily based upon the asset’s value appreciation potential. The Manager, along with our Advisory Board, will attempt to only select assets with known ownership history, pre-purchase inspections, and other related records. The Manager, along with our Advisory Board, also considers the condition and grading of the assets, historical significance, provenance, the historical valuation of the specific asset or comparable assets and our ability to relocate the asset to our storage facilities. The Manager, together with the Advisory Board, will review asset selection criteria at least annually. The Manager will seek approval from the Advisory Board for any major deviations from these criteria. Through the Company’s network and Advisory Board, we believe that we will be able to identify and acquire fine wines of the highest quality and known provenance, with the intent of driving returns for Investors in the Series of Interests that owns the applicable asset. Concurrently, through the Vint Platform, we aim to bring together a significantly larger number of potential buyers with Asset Sellers than traditional auction houses or brokers are able to achieve. Through this process, we believe we can source and syndicate assets more efficiently than the traditional markets and with significantly lower transaction and holding costs.

Asset acquisition

From time to time, the Company or its Affiliates may elect to acquire an asset opportunistically prior to the offering process. In such cases, the proceeds from the associated offering, Offering Expenses or other Acquisition Expenses or Sourcing Fee, will be used to reimburse the Company for the acquisition of the asset or repay any loans made to the Company, plus applicable interest, to acquire such assets.

Prior to the qualification of the offering, the manager will purchase the underlying Assets. For subsequent offerings the Company may work with the Manager to source and identify outstanding supply and inventory at the Asset Sellers. The company will list and market a collection of assets on the Vint Platform to Investors. The Company is able to estimate the average market value of the Underlying Assets through the network of price lists, www.winesearcher.com, auction houses, and fine wine exchanges. The Manager’s thorough sourcing process ensures the Underlying Assets are available in the fine wine market, and that the Manager is able to acquire the wines at a reasonable price. Then, upon closing a successful offering, the Asset Sellers would be compensated by the Manager. The Company will acquire the Underyling Assets from the Manager with a combination of cash proceeds from the offering and, if elected, equity ownership in the series associated with the asset (as negotiated in the purchase for such fine wines) and the asset would be held by, or for the benefit of, the applicable series.

Asset Liquidity

The Company intends to hold and manage all of the assets marketed on the Vint Platform for an average of five to ten years. Liquidity for Investors would be obtained by transferring their interests in a series (although there can be no guarantee that a secondary market for any Series of Interests will develop or that appropriate registrations to permit secondary trading will ever be obtained). However, should an offer to liquidate an entire asset materialize and be in the best interest of the Investors, as determined by the Manager, the Manager together with the Advisory Board will consider the merits of such offers on a case-by-case basis and potentially sell the asset. Furthermore, should an asset become obsolete (e.g. lack Investor demand for its interests) or suffer from a catastrophic event, the Manager may choose to sell the asset. As a result of a sale under any circumstances, the Manager would distribute the proceeds of such sale (together with any insurance proceeds in the case of a catastrophic event covered under the assets insurance contract) to the interest holders of the applicable series (after payment of any accrued liabilities or debt, including but not limited to balances outstanding under any Operating Expenses Reimbursement Obligation, on the asset or of the series at that time).

Facilities, Description of Property

The Manager intends to operate the Company and manage the collection in a manner that will focus on the ongoing security of all Underlying Assets. The Manager will store the Underlying Asset, along with other assets in a professional facility and in accordance with standards commonly expected when managing fine wines of equivalent value and always as recommended by the Advisory Board.

The Manager intends to store the Underlying Assets within the Domaine Wine Storage network of storage locations. If unable to store in the Domaine network the Manager will store the Underlying Assets in a licensed wine storage facility.

The Manager and the Series Manager is located at 2800 Patterson Ave. Ste. 300 Richmond, VA 23221 and presently has three employees. The Company does not have any employees.

Apart from such offices and the contract storage locations for the wine assets, the Company has no other principal plants, physical locations, or interests in real property. Such facilities are adequate and suited to the Company’s needs. In particular, the flexibility of multiple location options, and the ability to scale capacity as needed for the contract storage facilities will be a cost-efficient way of serving the Company’s growing needs. At present, the Company has leased a 28-case wine locker on Connecticut Avenue Northwest, in Washington, DC from industry leader Domaine Wine Storage.

Government Regulation

Regulation of the fine wine industry varies from jurisdiction to jurisdiction and state to state. In any jurisdictions or states in which the Company operates, it may be required to obtain licenses and permits to conduct business and will be subject to local laws and regulations, including, but not limited to, import and export regulations, laws and regulations involving sales, use, value-added and other indirect taxes. Claims arising out of actual or alleged violations of law could be asserted against the Company by individuals or governmental authorities and could expose the Company or each Series of Interests to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

In the short to middle term, our acquisitions and operations will be limited to the United States. If in time we acquire wines from outside of the United States, we may be subject to international government regulation. We may limit our need to import wines by engaging a third party storage services provider such as Domaine Wine Storage to store and maintain any international acqusitions outside the United States. We intend to minimize the impact of any applicable international regulations by working with a fine wine portfolio manager in London. Our advisor, Miles Davis, is the head of Professional Portfolio Management at Wine Owners. The need, if any, for changes in operations needed to comply with international regulations will pose some risk of greater expenses to any acquisitions and operations outside of the United States.

Legal proceedings

None of the Company, any series, the Manager, the Series Manager or any director or executive officer of the Manager is presently subject to any material legal proceedings.

Allocations of expenses

To the extent relevant, Offering Expenses, Acquisition Expenses, Operating Expenses, revenue generated from Underlying Assets and any indemnification payments made by the Company will be allocated amongst the various interests in accordance with the Manager’s allocation policy, a copy of which is available to Investors upon written request to the Manager. The allocation policy requires the Manager to allocate items that are allocable to a specific series to be borne by, or distributed to (as applicable), the applicable Series of Interests. If, however, an item is not allocable to a specific series but to the Company in general, it will be allocated pro rata based on the value of Underlying Assets (e.g., in respect of insurance) or the number of interests, as reasonably determined by the Manager or as otherwise set forth in the allocation policy. By way of example, as of the date hereof it is anticipated that revenues and expenses will be allocated as follows:

Expense Item Details Allocation Policy Offering Expenses Filing expenses related to submission of regulatory paperwork for a series Allocable pro rata to the value of each Underlying Assets

Underwriting expense incurred Allocable pro rata to the number of Underlying Assets

Legal expenses related to the submission of regulatory paperwork for a series Allocable pro rata to the number of Underlying Assets

Audit and accounting work related to the regulatory paperwork of a series Allocable pro rata to the number of Underlying Assets

Escrow agent fees for the administration of escrow accounts related to the offering Allocable pro rata to the number of Underlying Assets

Compliance work including due diligence related to the preparation of a series Allocable pro rata to the number of Underlying Assets Acquisition Expense Transportation of Underlying Assets as at time of acquisition Allocable pro rata to the number of Underlying Assets

Insurance for transportation of Underlying Assets as at time of acquisition Allocable pro rata to the value of each Underlying Assets

Preparation of marketing materials Allocable pro rata to the number of Underlying Assets

Interest expense if the Underlying Assets were pre-purchased. Allocable directly to the applicable Underlying Assets Operating Expense Storage Allocable pro rata to the number of Underlying Assets

Security Allocable pro rata to the number of Underlying Assets

Custodial fees Allocable pro rata to the number of Underlying Assets

Insurance Allocable pro rata to the value of each Underlying Assets

Audit, accounting, and bookkeeping related to the reporting requirements of the series. Allocable pro rata to the number of Underlying Assets Indemnification Payments Indemnification payments under the Operating Agreement Allocable pro rata to the value of each Underlying Assets

Notwithstanding the foregoing, the Manager may revise and update the allocation policy from time to time in its reasonable discretion without further notice to the Investors.

MARKET OPPORTUNITY

The market opportunity for alternative asset classes may remain favorable as the macroeconomic environment presently few opportunities to generate stable yield. Treasuries and corporate bonds do not offer a strong yield as global interest rates remain very low. Covid-19 has exposed tremendous volatility in the public equity markets. Transparency continues to grow in the alternative asset industry and we believe the future for alternatives, including fine wine is promising.

The fine wine market is experiencing secular tailwinds. The market has emerged from a conservative past into a more accepting present. The global share of fine wine has transitioned away from Bordeaux and Burgundy. According to data from the London International Vintner’s Exchange, Bordeaux’s regional trade share on their exchange has decreased over the last 10 years. The regions that are taking share from Bordeaux include, Italy, Rhone, Champagne, and Rest of World.The fine wine market is valued around $5 billion (Morgan Stanley). Since 2003, the London International Vintner’s Exchange 1000 (a good proxy for the fine wine market) has an annualized annual return (10 year rolling periods) of 7.61% with volatility of 1.46% (Cult Wines).There are three primary places to buy wine. Fine wine merchants have the largest share of the market with an estimated 70% share of the market. Auction houses are the second largest player in the secondary market with an estimated 25% share of the market. Finally, wine exchanges are the smallest player in the secondary wine market, with and estimated 5% of the market.The secondary fine wine market lacks pricing transparency. We utilize public pricing lists, wine price aggregators, and fine wine exchange data to determine a fair value estimate of the average market value. This lack of pricing transparency creates wide spreads in the market between comparable wines. We look to utilize these spreads to source wines at attractive valuations, thereby maximizing the potential upside for our investors.

MANAGEMENT

The Manager of the Company is VinVesto, Inc., a Delaware corporation formed on June 16th, 2020. The Company operates under the direction of the Manager, which is responsible for directing the operations of our business, directing our day-to-day affairs, and implementing our investment strategy. The Manager has established a Board of Directors and an Advisory Board that will make decisions with respect to all asset acquisitions and dispositions. The Manager and its officers and directors are not required to devote all of their time to our business and are only required to devote such time to our affairs as their duties require. The Manager is responsible for determining maintenance required in order to maintain or improve the asset’s quality, determining how to monetize the Series and other Underlying Assets, and evaluating potential sale offers, which may lead to the liquidation of the Series or other series as the case may be. The Company will follow guidelines adopted by the Manager and implement policies set forth in the Operating Agreement unless otherwise modified by the Manager. The Manager may establish further written policies and will monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled. The Manager may change our objectives at any time without approval of our Members. The Manager itself has no track record and is relying on the track record of its individual officers, directors and advisors. The Manager performs its duties and responsibilities pursuant to our Operating Agreement. The Manager maintains a contractual, as opposed to a fiduciary relationship, with us and our Members. Furthermore, we have agreed to limit the liability of the Manager and to indemnify the Manager against certain liabilities.

Responsibilities of the Manager

The responsibilities of the Manager include: Asset Sourcing, Acquisition, and Disposition Services:

- Together with members of the Advisory Board, define and oversee the overall Underlying Asset sourcing and disposition strategy;

- Manage the Company’s asset sourcing activities, including creating the asset acquisition policy, organizing and evaluating due diligence for specific asset acquisition opportunities, and structuring partnerships with collectors and brokers who may provide opportunities to source quality assets;

- Negotiate and structure the terms and conditions of acquisitions of assets with Asset Sellers, and associated brokers;

- Evaluate any potential asset takeover offers from third parties, which may result in asset dispositions, sales or other liquidity transactions;

- Structure and negotiate the terms and conditions of transactions pursuant to which Underlying Assets may be sold or otherwise disposed;

- The Manager will acquire the wines from the Asset Seller and will be compensated by the Company with the cash raised from the completed offering. Services in Connection with an Offering:

- Create and manage all series of interest for offerings related to Underlying Assets on the Vint Platform;

- Develop offering materials, including the determination of its specific terms and structure and description of the Underlying Assets;

- Create and submit all necessary regulatory filings including, but not limited to, Commission filings and financial audits and coordinate with lawyers, accountants and escrow agents as necessary in such processes;

- Prepare all marketing materials related to offerings and obtain approval for such materials;

- Coordinate the receipt, collection, processing and acceptance of subscription agreements and other administrative support functions;

- Create and implement various technology services, transactional services, and electronic communications related to any offerings;

- All other necessary offering related services;

Asset Monetization Services:

- Create and manage all revenue

-generating events and determine participation in such programs by any underlying assets;

- evaluate and enter into service provider contracts related to the operation of revenue-generating events;

- allocate revenues and costs related to revenue-generating events to the appropriate series in accordance with our allocation policy;

- approve potential joint ventures, limited partnerships and other such relationships with third parties related to asset monetization and revenue-generating events;

Interest Holder Relationship Services:-

Provide any appropriate updates related to Underlying Assets or offerings electronically or through the Vint Platform;

- Manage communications with Members, including answering emails, preparing and sending written and electronic reports and other communications;

- Establish technology infrastructure to assist in providing Interest Holder support and services;

- Administrative Services:

- Manage and perform the various administrative functions necessary for our day-to-day operations;

- Provide financial and operational planning services and collection management functions including determination, administration and servicing of any Operating Expenses Reimbursement Obligation made to the Company or any series by the Manager to cover any Operating Expense shortfalls;

- Administer the potential issuance of additional Interests to cover any potential Operating Expense shortfalls;

- Maintain accounting data and any other information concerning our activities as will be required to prepare and to file all periodic financial reports and required to be filed with the Commission and any other regulatory agency, including annual and semi-annual financial statements;

- Maintain all appropriate books and records for the Company and all the Series of Interests;

- Obtain and update market research and economic and statistical data in connection with the Underlying Assets and the general fine wine market;

- Oversee tax and compliance services and risk management services and coordinate with appropriate third parties, including independent accountants and other consultants, on related tax matters;

- Supervise the performance of such ministerial and administrative functions as may be necessary in connection with our daily operations;

- Provide all necessary cash management services;

- Manage and coordinate with the transfer agent, if any, the process of making distributions and payments to Members or the transfer or re-sale of securities as may be permitted by law;

- Evaluate and obtain adequate insurance coverage for the Underlying Assets based upon risk management determinations;

- Provide timely updates related to the overall regulatory environment affecting the Company, as well as managing compliance with regulatory matters;

- Evaluate our corporate governance structure and appropriate policies and procedures related thereto? and- Oversee all reporting, record keeping, internal controls and similar matters in a manner to allow us to comply with applicable law.

Executive Officers, Directors and Key Employees of the Manager

Name

Position

Age

Term of Office

Approximate hours per week

Nicholas King Chief Executive Officer 23 June 1, 2019 to Present 25

Patrick Sanders Chief Technology Officer 23 June 1, 2019 to Present 25

Background of Officers and Directors of the Manager

The following is a brief summary of the background of each director and executive officer.

Nicholas King, Chief Executive Officer

Nick is an entrepreneur with experience in the fintech, financial services, and startup space. Prior to founding VinVesto, Nick was an associate analyst at TSW, an investment firm specializing in value investing. There he sharpened his business analysis, fundamental research, financial modeling, and investing abilities.

Before TSW he held a role at Taylor Hoffman Wealth Management as an Investment Analyst.

Prior to Taylor Hoffman, Nick held positions at Slice Capital, a crowdfunding startup, as well as K&A Affiliates, a private equity company.

Nick graduated with distinction with a degree in Financial Economics from the University of Virginia.

Patrick Sanders, Chief Technology Officer

Patrick is an entrepreneur with technology experience. Patrick was an Associate Data Engineer with Capital One. Prior to Capital One, Patrick worked as a Software Engineer Intern at CarMax.

Patrick has strong front end and back end development skills that hare being utilized to develop out platform.

Patrick graduated from the University of Virginia with a degree in Computer Science and Mathematics.

Advisory Board

Responsibilities of the Advisory Board

The Advisory Board will support the Company, the Series Manager and the Manager and consists of members of our expert network and additional advisors to the Manager. It is anticipated that the Advisory Board will review the Company’s relationship with, and the performance of, the Manager, and generally approve the terms of any material or related-party transactions. In addition, it is anticipated that the Advisory Board will be responsible for the following:

I. Approving, permitting deviations from, making changes to, and annually reviewing the asset acquisition policy;

II. Evaluating all asset acquisitions;

III. Evaluating any third party offers for asset acquisitions and approving asset dispositions that are in the best interest of the Company and the Members;

IV. Providing guidance with respect to the appropriate levels of annual insurance costs and maintenance costs specific to each individual asset and/or collection of assets;

V. Reviewing material conflicts of interest that arise, or are reasonably likely to arise with the managing member, on the one hand, and the Company, a series or the Economic Members, on the other hand, or the Company or a series, on the one hand, and another series, on the other hand;

VI. Approving any material transaction between the Company or a series, on the one hand, and the Manager or any of its affiliates, another series or an interest holder, on the other hand, other than for the purchase of interests;

VII. Reviewing the total fees, expenses, assets, revenues, and availability of funds for distributions to Members at least annually or with sufficient frequency to determine that the expenses incurred are reasonable in light of the investment performance of the assets, and that funds available for distributions to Members are in accordance with our policies; and

VIII. Approving any service providers appointed by the Manager in respect of the Underlying Assets.

The resolution of any conflict of interest approved by the Advisory Board shall be conclusively deemed fair and reasonable to the Company and the Members and not a breach of any duty at law, in equity or otherwise. The Members of the Advisory Board are not managers or officers of the Company or any series and do not have fiduciary or other duties to the interest holders of any series.

Compensation of the Advisory Board

The Manager will compensate the Advisory Board or their nominees (as so directed by an Advisory Board member) for their service by issuing to them shares of common stock in the Manager subject to traditional vesting terms. As such, it is anticipated that the members of the Advisory Board will be compensated by the Manager and that their costs will not be borne by any given Series of Interests, although members of the Advisory Board may be reimbursed by a series for out-of-pocket expenses incurred by such Advisory Board member in connection with a Series of Interests (e.g. travel related to evaluation of an asset). Members of the Advisory Board We plan to continue to build the Advisory Board over time and are in advanced discussions with various experts in the fine wine market. We have already established an informal network of expert advisors who support the Company in asset acquisitions, valuations and negotiations. To date one individual has formally joined the Manager’s Advisory Board:

Ryan Vet, Advisor

Ryan is a sommelier and founder of Boon, Inc. He has tremendous marketing experience as well as wine knowledge.

Miles Davis, Advisor

Based out of London, Miles previously ran two wine investment funds as a partner at Wine Asset Managers. At its peak, Wine Asset Managers had nearly $30 million invested in wine. He currently manages the Professional Portfolio Management service at Wine Owners, a UK-based fine wine platform. He provides valuable insights into the European market and decades of experience in the wine market.

COMPENSATION

Compensation of Executive Officers

We do not currently have any employees nor do we currently intend to hire any employees who will be compensated directly by the Company. Each of the executive officers of the Manager manage our day-to-day affairs, oversee the review, selection and recommendation of investment opportunities, service acquired investments and monitor the performance of these investments to ensure that they are consistent with our investment objectives. Each of these individuals receives compensation for his or her services, including services performed for us on behalf of the Manager, from VinVesto, Inc. Although we will indirectly bear some of the costs of the compensation paid to these individuals, through fees we pay to the Manager, we do not intend to pay any compensation directly to these individuals.

Compensation of Manager

The Manager may receive Sourcing Fees and reimbursement for costs incurred relating to this and other offerings (e.g., Offering Expenses and Acquisition Expenses) and, in its capacity as Series Manager, a Management Fee. Neither the Manager nor its affiliates will receive any selling commissions or broker fees in connection with the offer and sale of the Interests. However, please review our Use of Proceeds for complete details on how proceeds will be utilized for each Series.

The annual compensation of the Manager for Fiscal Year 2019 and for the Fiscal Year 2020 was as follows:

- Cash Comp: $0

- Other Comp: $0

- Total Comp: $0

The Manager will receive Sourcing Fees for each subsequent offering for Series of Interests in the Company that Closes. In addition, should a series revenue exceed its ongoing Operating Expenses and various other potential financial obligations of the series, the Manager in its capacity as the Series Manager may receive a Management Fee as described in “Description of the Business -Management Fee.” To date, no Management Fees have been paid by any series and we do not expect to pay any Management Fees in Fiscal Year 2019. A more complete description of Management of the Company is included in “Description of the Business” and “Management”.

PRINCIPAL INTEREST HOLDERS

The Company is managed by VinVesto, Inc. At the Closing of this Offering, VinVesto, Inc. or an affiliate will own at least 0.5% of the Interests in the Series, acquired on the same terms as the other Investors.. Throughout the Offering, VinVesto, Inc. or an affiliate, has the right to purchase up to an additional 19.49% of the Interests, capped at 19.99% in total of Series. VinVesto, Inc. or an affiliate may sell some or all of the Interests acquired pursuant to this Offering from time to time after the Closing. The address of VinVesto, Inc. is 2800 Patterson Ave, Richmond, VA 23221.

At the time of this filing, the beneficial ownership of VV Markets LLC is as shown:

Title of class: LLC membership interest

Name and address of beneficial owner: Vinvesto, Inc. 2800 Patterson Ave, Richmond VA 23221

Amount and nature of beneficial ownership: 100% of outstanding membership units

Amount and nature of beneficial ownership acquirable: 0%, N/A

Percent of class: 100%

Securities Being Offered

The following is a summary of the principal terms of, and is qualified by reference to, the operating agreement and the subscription agreements relating to the purchase of the interests offered hereby, which are attached as exhibits to the offering statement of which this offering circular forms a part. This summary is qualified in its entirety by reference to the detailed provisions of those agreements, which should be reviewed in their entirety by each prospective investor. In the event that the provisions of this summary differ from the provisions of the operating agreement or the subscription agreements (as applicable), the provisions of the operating agreement or the subscription agreements (as applicable) shall apply. Capitalized terms used in this summary that are not defined shall have the meanings ascribed thereto in the operating agreement.

Description of Interests

Our company is a series limited liability company formed pursuant to Section 18-215 of the LLC Act. The purchase of the interests offered hereby is an investment only in the particular series and not an investment in our company as a whole. In accordance with the LLC Act, any series of interests established by our company will be a separate series of limited liability company interests of our company and not in a separate legal entity. We have not issued, and will not issue, any class of interests entitled to any preemptive, preferential or other rights that are not otherwise available to the holders purchasing interests in connection with the offerings.

Title to the underlying assets will be held by, or for the benefit of, the applicable series. We intend that each series will own its own underlying assets, which will be bottles and/or cases of wine. We do not anticipate that any series will acquire any other wine other than the underlying assets related to that series. An investor who invests in an offering will not have any indirect interest in any asset other than the underlying asset related to the applicable series unless the investor also participates in a separate offering associated with that other underlying asset.

Section 18-215(b) of the LLC Act provides that, if certain conditions are met (including that certain provisions are in the formation and governing documents of the series limited liability company, and if the records maintained for any such series account for the assets associated with such series separately from the assets of the limited liability company, or any other series), then the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series shall be enforceable only against the assets of such series and not against the assets of the limited liability company generally or any other series. Accordingly, our company expects our manager to maintain separate, distinct records for each series and its associated assets and liabilities. As such, the assets of a series include only the wines associated with that series and other related assets (e.g., cash reserves). As noted in the “Risk Factors” section, the limitations on inter-series liability provided by Section 18-215(b) have never been tested in federal bankruptcy courts and it is possible that a bankruptcy court could determine that the assets of one series should be applied to meet the liabilities of the other series or the liabilities of our company generally where the assets of such other series or of our company generally are insufficient to meet our company’s liabilities.

Section 18-215(c) of the LLC Act provides that a series established in accordance with Section 18-215(b) may carry on any lawful business, purpose or activity, other than the business of banking, and has the power and capacity to, in its own name, contract, hold title to assets (including real, personal and intangible property), grant liens and security interests, and sue and be sued. We intend for each series to conduct its business and enter into contracts in its own name to the extent such activities are undertaken with respect to a particular series and title to the relevant underlying assets will be held by, or for the benefit of, the relevant series.

All of the interests offered by this offering circular will be duly authorized and validly issued. Upon payment in full of the consideration payable with respect to the interests, as determined by our manager, the holders of the interests will not be liable to our company to make any additional capital contributions (except for the return of distributions under certain circumstances as required by Sections 18-215, 18-607 and 18-804 of the LLC Act). Holders of the interests offered hereby have no conversion, exchange, sinking fund, redemption or appraisal rights, no pre-emptive rights to subscribe for any interests and no preferential rights to distributions.

In general, the holders of each series of our interests (which may include our manager, its affiliates or asset sellers) will participate in the capital appreciation derived from the underlying assets related to the series.. Our manager, an affiliate of our company, will own a minimum of 0.5% and a maximum of 19.99% of each series of interests, although such minimum and maximum thresholds may be waived or modified by our manager in its sole discretion. Our manager may sell its interests from time to time. Our manager has no present intention to sell its interests, and any future sales would be based upon our potential need for capital, market prices of the interests at the time of a proposed sale and other factors that a reasonable investor might consider in connection with the sale of securities similar to our interests. Our manager has the authority under the operating agreement to cause our company to issue interests of a series to investors as well as to other persons for such cost (or no cost) and on such terms as our manager may determine, subject to the terms set forth in the designation for each series.

Each series will use the proceeds of its offerings to pay certain fees and expenses related to the acquisition and the offering, including to repay any loans taken to acquire the underlying assets (please see the “Use of Proceeds to Issuer” section for further details regarding the use of proceeds for each offering). An investor in each offering will acquire an ownership interest only in the applicable series and not, for the avoidance of doubt, in (i) our company, (ii) any other series of interests, (iii) our manager, (iv) our management and messaging portal or platform or (v) any underlying asset owned by any series. Although our interests will not immediately be listed on a stock exchange and a liquid market in our interests cannot be guaranteed, we plan to create our own trading market or partner with an existing platform to allow for trading of our interests (please review additional risks related to liquidity in the “Risk Factors” section).

Further Issuance of Interests

Our manager has the option to issue additional interests in any series offered hereby on the same terms as the interests offered hereunder as is required from time to time in order to pay any Operating Expenses which exceed revenue generated from the underlying assets.

Distribution Rights

Our manager has sole discretion in determining what distributions of Free Cash Flow, if any, are made to holders of each series of interests except as otherwise limited by law or the operating agreement.

We do not intend to generate Free Cash Flow.

No series will distribute an underlying asset in kind to its interest holders. The LLC Act (Section 18-607) provides that a member who receives a distribution with respect to a series and knew at the time of the distribution that the distribution was in violation of the LLC Act shall be liable to the series for the amount of the distribution for three years. Under the LLC Act, a series limited liability company may not make a distribution with respect to a series to a member if, after the distribution, all liabilities of such series, other than liabilities to members on account of their limited liability company interests with respect to such series and liabilities for which the recourse of creditors is limited to specific property of such series, would exceed the fair value of the assets of such series. For the purpose of determining the fair value of the assets of the series, the LLC Act provides that the fair value of property of the series subject to liability for which recourse of creditors is limited shall be included in the assets of such series only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to it at the time the assignee became a member and that could not be ascertained from the operating agreement.

No Redemption Provisions

No series of our interests are redeemable.

No Registration Rights

There are no registration rights in respect of any series of our interests.

Limited Voting Rights

Our manager is not required to hold an annual meeting of interest holders. The operating agreement provides that meetings of interest holders may be called by our manager and a designee of our manager shall act as chairman at such meetings. Interest holders do not have any voting rights as an interest holder in our company or a series except with respect to:-

the removal of our manager for cause as described below;

- the dissolution of our company upon the for-cause removal of our manager; and - an amendment to the operating agreement that would:

o adversely affect the rights of an interest holder in any material respect;

o reduce the voting percentage required for any action to be taken by the holders of interests in our company under the operating agreement;

o change the situations in which our company and any series can be dissolved or terminated;

o change the term of our company (other than the circumstances provided in the operating agreement); or

o give any person the right to dissolve our company. Our manager can only be removed as manager of our company and each series in the event our manager is found by a non-appealable judgment of a court of competent jurisdiction to have committed fraud in connection with a series or our company which has a material adverse effect on our company. When entitled to vote on a matter, each interest holder will be entitled to one vote per interest held by it on all matters submitted to a vote of the interest holders of an applicable series or of the interest holders of all series of our company, as applicable. The removal of our manager as manager of our company and all series must be approved by two-thirds of the votes that may be cast by all interest holders in any series of our company. All other matters to be voted on by the interest holders must be approved by a majority of the votes cast by all interest holders in any series of our company present in person or represented by proxy. Our manager or its affiliates (if they hold interests) may not vote as an interest holder in respect of any matter put to the interest holders. However, the submission of any action of our company or a series for a vote of the interest holders shall first be approved by our manager and no amendment to the operating agreement may be made without the prior approval of our manager that would decrease the rights of our manager or increase the obligations of our manager thereunder.

Our manager has broad authority to take action with respect to our company and any series. See “Directors, Executive Officers and Significant Employees-The Manager” for more information. Except as set forth above, our manager may amend the operating agreement without the approval of the interest holders to, among other things, reflect the following:

- the merger of our company, or the conveyance of all of the assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in the legal form into another limited liability entity;

- a change that our manager determines to be necessary or appropriate to implement any state or federal statute, rule, guidance or opinion;

- a change that our manager determines to be necessary, desirable or appropriate to facilitate the trading of interests;

- a change that our manager determines to be necessary or appropriate for our company to qualify as a limited liability company under the laws of any state or to ensure that each series will continue to qualify as a corporation for U.S. federal income tax purposes;

- an amendment that our manager determines, based upon the advice of counsel, to be necessary or appropriate to prevent our company, our manager, or the officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act, the Investment Advisers Act or “plan asset” regulations adopted under ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

- any amendment that our manager determines to be necessary or appropriate for the authorization, establishment, creation or issuance of any additional series;

- an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the operating agreement;

- any amendment that our manager determines to be necessary or appropriate for the formation by our company of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the operating agreement;

- a change in the fiscal year or taxable year and related changes; and

- any other amendments which our manager deems necessary or appropriate to enable our manager to exercise its authority under the Agreement. In each case, our manager may make such amendments to the operating agreement provided our manager determines that those amendments:

- do not adversely affect the interest holders (including any particular series of interests as compared to other series of interests) in any material respect;

- are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

- are necessary or appropriate to facilitate the trading of interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the interests may be listed for trading, compliance with any of which our manager deems to be in the best interests of our company and the interest holders;

- are necessary or appropriate for any action taken by our manager relating to splits or combinations of interests under the provisions of the operating agreement; or - are required to effect the intent expressed in this prospectus or the intent of the provisions of the operating agreement or are otherwise contemplated by the operating agreement.

Furthermore, our manager retains sole discretion to create and set the terms of any new series and will have the sole power to acquire, manage and dispose of underlying asset of each series.

Liquidation Rights

The operating agreement provides that our company shall remain in existence until the earlier of the following: (i) the election of our manager to dissolve it; (ii) the sale, exchange or other disposition of substantially all of the assets of our company; (iii) the entry of a decree of judicial dissolution of our company; (iv) at any time that our company no longer has any members, unless the business is continued in accordance with the LLC Act; and (v) a vote by a majority of all interest holders of our company following the for-cause removal of our manager. Under no circumstances may our company be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members who hold more than two-thirds of the interests in the profits of our company).

A series shall remain in existence until the earlier of the following: (i) the dissolution of our company, (ii) the election of our manager to dissolve such series; (iii) the sale, exchange or other disposition of substantially all of the assets of the series; or (iv) at any time that the series no longer has any members, unless the business is continued in accordance with the LLC Act. Under no circumstances may a series of interests be wound up in accordance with Section 18-801(a)(3) of the LLC Act (i.e., the vote of members holding more than two-thirds of the interests in the profits of the series).

Upon the occurrence of any such event, our manager (or a liquidator selected by our manager) is charged with winding up the affairs of the series or our company as a whole, as applicable, and liquidating its assets. Upon the liquidation of a series or our company as a whole, as applicable, the underlying assets will be liquidated and any after-tax proceeds distributed: (i) first, to any third-party creditors, (ii) second, to any creditors that are our manager or its affiliates (e.g., payment of any outstanding Operating Expenses Reimbursement Obligation), and thereafter, (iii) first, 100% to the interest holders of the relevant series, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers and which distribution within a series will be made consistent with any preferences which exist within such series) until the interest holders receive back 100% of their capital contribution and second, (A) 10% to our manager and (B) 90% to the interest holders of the relevant series, allocated pro rata based on the number of interests held by each interest holder (which may include our manager, any of its affiliates and asset sellers and which distribution within a series will be made consistent with any preferences which exist within such series).

Transfer Restrictions

Each series of our interests are subject to restrictions on transferability. A holder of interests may not transfer, assign or pledge its interests without the consent of our manager. Our manager may withhold consent in its sole discretion, including when our manager determines that such transfer, assignment or pledge would result in (a) there being more than 1,000 beneficial owners in such series (provided that our manager may waive such limitations), (b) the assets of such series being deemed “plan assets” for purposes of ERISA, (c) a change of U.S. federal income tax treatment of our company and/or such series, or (d) our company, such series or our manager being subject to additional regulatory requirements. The transferring holder is responsible for all costs and expenses arising in connection with any proposed transfer (regardless of whether such sale is completed) including any legal fees incurred by us or any broker or dealer, any costs or expenses in connection with any opinion of counsel and any transfer taxes and filing fees.

The restrictions on transferability listed above will also apply to any resale of interests (see “Description of the Business - Asset Liquidity” for additional information).

Our manager may transfer all or any portion of the interests held by it at any time and from time to time, in accordance with applicable securities laws, either directly or through brokers.

Additionally, unless and until the interests are listed or quoted for trading, there are restrictions on the holder’s ability to the pledge or transfer the interests. There can be no assurance that we will, or will be able to, register our interests for resale. Therefore, investors may be required to hold their interests indefinitely. Please refer to the subscription agreement for additional information regarding these restrictions. To the extent certificated, the interests issued in each offering will bear a legend setting forth these restrictions on transfer and any legends required by state securities laws.

Agreement to be Bound by the Operating Agreement; Power of Attorney

By purchasing interests, the investor will be admitted as a member of our company and will be bound by the provisions of, and deemed to be a party to, the operating agreement. Pursuant to the operating agreement, each investor grants to our manager a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our manager the authority to make certain amendments to, and to execute and deliver such other documents as may be necessary or appropriate to carry out the provisions or purposes of, the operating agreement.

Duties of Officers

The operating agreement provides that, except as may otherwise be provided by the operating agreement, the property, affairs and business of each series of interests will be managed under the direction of our manager. Our manager has the power to appoint the officers and such officers have the authority and exercise the powers and perform the duties specified in the operating agreement or as may be specified by our manager. Our manager will be appointed as the asset manager of each series to manage the underlying assets.

We may decide to enter into separate indemnification agreements with the directors and officers of our company, our manager or our asset manager (including if our manager or asset manager appointed is not VinVesto, Inc.). If entered into, each indemnification agreement is likely to provide, among other things, for indemnification to the fullest extent permitted by law and the operating agreement against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements may also provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to our company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the operating agreement.

Books and Reports

We are required to keep appropriate books of the business at our principal offices. The books will be maintained for both tax and financial reporting purposes on a basis that permits the preparation of financial statements in accordance with GAAP. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our manager in accordance with the Internal Revenue Code. Our manager will file with the Commission periodic reports as required by applicable securities laws.

Under the Securities Act, we must update this offering circular upon the occurrence of certain events, such as asset acquisitions. We will file updated offering circulars and offering circular supplements with the Commission. We are also subject to the informational reporting requirements of the Exchange Act that are applicable to Tier 2 companies whose securities are qualified pursuant to Regulation A, and accordingly, we will file annual reports, semiannual reports and other information with the Commission. In addition, we plan to provide holders of interests with periodic updates, including offering circulars, offering circular supplements, pricing supplements, information statements and other information.

We will provide such documents and periodic updates electronically. As documents and periodic updates become available, we will notify holders of interests of this by sending the holders an email message or a message through our platform that will include instructions on how to retrieve the periodic updates and documents. If our email notification is returned to us as “undeliverable,” we will contact the holder to obtain an updated email address. We will provide holders with copies via email or paper copies at any time upon request.

Exclusive Jurisdiction

Under our operating agreement, any dispute in relation to the operating agreement is subject to arbitration. Any non-arbitrable matters are subject to the exclusive jurisdiction of the state or federal courts located in the City of Richmond, Virginia, and each investor will covenant and agree not to bring any such claim in any other venue. If a holder of the interests were to bring a claim against our company or our manager pursuant to the operating agreement, it would have to do so in the state or federal courts located in the City of Richmond, Virginia. Notwithstanding the foregoing, if, for any reason, such courts do not have jurisdiction over an action, then the action may be brought in other federal or state courts located in the Commonwealth of Virginia.

We believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. We have adopted the provision to limit the time and expense incurred by our management to challenge any such claims. As a company with a small management team, this provision allows our officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of our company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Further, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision would require suits to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction to be brought in federal court located in Delaware. Investors will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Waiver of Right to Trial by Jury

Our operating agreement provides that each investor waives the right to a jury trial for any claim they may have against us arising out of, or relating to, the operating agreement and any transaction arising under the operating agreement, apart from any claims under federal securities law. By subscribing to this offering and adhering to the operating agreement, the investor warrants that the investor has reviewed this waiver, and knowingly and voluntarily waives his or her jury trial rights. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law.

Listing

The interests offered hereby are not currently listed or quoted for trading on any national securities exchange or national quotation system.

MATERIAL UNITED STATES TAX CONSIDERATIONS

The following is a summary of the material United States federal income tax consequences of the ownership and disposition of the interests offered hereby to United States holders, but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those set forth below. We have not sought any ruling from the U.S. Internal Revenue Service, or the IRS, with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions.

This summary also does not address the tax considerations arising under the laws of any United States state or local or any non-United States jurisdiction or under United States federal gift and estate tax laws. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

- banks, insurance companies or other financial institutions;

- persons subject to the alternative minimum tax;

- tax-exempt organizations;

- dealers in securities or currencies;

- traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

- persons that own, or are deemed to own, more than five percent of the series of interests (except to the extent specifically set forth below);

- certain former citizens or long-term residents of the United States;

- persons who hold the interests as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

- persons who do not hold the interests as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes); or - persons deemed to sell the interests under the constructive sale provisions of the Code.

In addition, if a partnership, including any entity or arrangement, domestic or foreign, classified as a partnership for United States federal income tax purposes, holds interests, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold interests, and partners in such partnerships, should consult their tax advisors.

You are urged to consult your tax advisor with respect to the application of the United States federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of the interests arising under the United States federal estate or gift tax rules or under the laws of any United States state or local or any foreign taxing jurisdiction or under any applicable tax treaty.

Taxation of Each Series of Interests is Intended to be as a “C” Corporation.

Proposed but not yet finalized regulations, as well as one private ruling by the IRS, indicate that each series of a series limited liability company such as our company should each be treated as a separate entity formed under local law. Our company intends to elect for each series of interests in the company to be taxed as a “C” corporation under Subchapter C of the Code, and expects that each series will be treated as a corporation for all federal and state tax purposes. Thus, each series of interests will be taxed at regular corporate rates on its income, including any gain from the sale or exchange of the assets that will be held by each series, before making any distributions to interest holders as described below.

Taxation of Distributions to Investors

A “U.S. Holder” includes a beneficial owner of interests that is, for U.S. federal income tax purposes, an individual citizen or resident of the United States. Distributions to U.S. Holders out of each series’ current or accumulated earnings and profits (which would include any gains derived from the sale or exchange of the assets that will be held by each series, net of tax paid or accrued thereon, will be taxable to U.S. Holders as dividends. A U.S. Holder who receives a distribution constituting “qualified dividend income” may be eligible for reduced federal income tax rates. U.S. Holders are urged to consult their tax advisors as to whether any dividends paid by a series would be “qualified dividend income.” Distributions in excess of the current and accumulated earnings and profits of a series will not be taxable to a U.S. Holder to the extent that the distributions do not exceed the adjusted tax basis of the U.S. Holder’s interests. Rather, such distributions will reduce the adjusted basis of such U.S. Holder’s interests. Distributions in excess of current and accumulated earnings and profits that exceed the U.S. Holder’s adjusted basis in its interests will be taxable as capital gain in the amount of such excess if the interests are held as a capital asset. In addition, a 3.8% tax applies to certain investment income (referred to as the 3.8% NIIT). In general, in the case of an individual, this tax is equal to 3.8% of the lesser of (i) the taxpayer’s “net investment income” or (ii) the excess of the taxpayer’s adjusted gross income over the applicable threshold amount ($250,000 for taxpayers filing a joint return, $125,000 for married individuals filing separate returns and $200,000 for other taxpayers). In the case of an estate or trust, the 3.8% tax will be imposed on the lesser of (x) the undistributed net investment income of the estate or trust for the taxable year, or (y) the excess of the adjusted gross income of the estate or trust for such taxable year over a beginning dollar amount (currently $7,500 of the highest tax bracket for such year). Dividends are included as investment income in the determination of “net investment income” under Section 1411(c) of the Code.

Taxation of Dispositions of Interests

Upon any taxable sale or other disposition of interests, a U.S. Holder will recognize gain or loss for federal income tax purposes on the disposition in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the U.S. Holder’s adjusted tax basis in the interests. A U.S. Holder’s adjusted tax basis in the interests generally equals his, her or its initial amount paid for the interests and decreased by the amount of any distributions to the investor in excess of current or accumulated earnings and profits. In computing gain or loss, the proceeds that U.S. Holders receive will include the amount of any cash and the fair market value of any other property received for their interests, and the amount of any actual or deemed relief from indebtedness encumbering their interests. The gain or loss will be long-term capital gain or loss if the interests are held for more than one year before disposition. Long-term capital gains of individuals, estates and trusts currently are taxed at a maximum rate of 20% (plus any applicable state income taxes) plus the 3.8% NIIT. The deductibility of capital losses may be subject to limitation and depends on the circumstances of a particular U.S. Holder; the effect of such limitation may be to defer or to eliminate any tax benefit that might otherwise be available from a loss on a disposition of the interests. Capital losses are first deducted against capital gains, and, in the case of non-corporate taxpayers, any remaining such losses are deductible against salaries or other income from services or income from portfolio investments only to the extent of $3,000 per year.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you.Payments of dividends or of proceeds on the disposition of the interests made to you may be subject to additional information reporting and under some circumstances to backup withholding at a current rate of 24% unless you establish an exemption. Backup withholding is not an additional tax; rather, the federal income tax liability of persons subject to backup withholding is reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

The preceding discussion of United States federal tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular United States federal, state and local and foreign tax consequences, if applicable, of purchasing, holding and disposing of the interests, including the consequences of any proposed change in applicable laws.

WHERE TO FIND ADDITIONAL INFORMATION

The Manager will answer inquiries from potential Investors in the Series Interests concerning the Series Interests, the Company, the Manager and other matters relating to the offer and sale of the Series Interests under this Offering Circular. The Company will afford the potential Investors in the Interests the opportunity to obtain any additional information to the extent the Company possesses such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular. All potential Investors in the Interests are entitled to review copies of any other agreements relating to the Series Interests described in this Offering Circular, if any. In the Subscription Agreement, you will represent that you are completely satisfied with the results of your pre-investment due diligence activities. Any statement contained herein or in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Offering Circular, except as so modified or superseded.

Requests and inquiries regarding this Offering Circular should be directed to:

VV Markets LLC2800 Patterson Ave, Richmond, VA 23221.

E-Mail: nick@vint.co

Tel: 804-833-7974

Attention: Nicholas King

We will provide requested information to the extent that we possess such information or can acquire it without unreasonable effort or expense.

Index to Exhibits, by Form 1-A exhibit category number:

2	Charter documents of VV Markets LLC: articles of organization
3	Defining the Rights of Securities Holders: Series Operating Agreement as Amended
4	Subscription Agreement
6	Management Agreement
12	Opinion regarding legality
16	Other: Audited financial reports
17.6	Domaine Wine Storage Agreement III
17.11	Consent of Independent Auditor

https://www.forbes.com/sites/rogeraitken/2018/12/07/fine-wine-investing-counters-volatility-of-stock-denominated-portfolios/#2aebf0ae33a3 https://www.spglobal.com/marketintelligence/en/news-insights/latest-news-headlines/fine-wine-investors-toast-despite-stock-market-tumble-58149302

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